SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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SIMMONS FIRST NATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)
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SIMMONS FIRST NATIONAL CORPORATION

March 19, 2012

Dear Shareholder:

It is our pleasure to enclose the 2011 annual report for your corporation.

Our annual shareholders’ meeting will be held on the evening of Tuesday, April 17, 2012 at the Pine Bluff Convention Center.  As is our custom, you and your spouse, or guest, are cordially invited to join us for dinner, which will be served at 6:30 p.m.  The business meeting will follow at approximately 7:30 p.m.

This year, you will find your dinner reservation card located inside the annual report. Please fill this out and return at your earliest convenience.

We thank you again for your support, and we look forward to seeing you April 17.

Sincerely,

/s/  J. Thomas May

J. Thomas May
Chairman and Chief Executive Officer

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF SIMMONS FIRST NATIONAL CORPORATION:

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Simmons First National Corporation will be held at the Banquet Hall of the Pine Bluff Convention Center, Pine Bluff, Arkansas, at 7:30 P.M., on Tuesday, April 17, 2012 for the following purposes:

1.	To fix at 10 the number of directors to be elected at the meeting;

2.	To elect 10 persons as directors to serve until the next annual shareholders' meeting and until their successors have been duly elected and qualified;

3.	To consider adoption of a non-binding resolution approving the compensation of the named executive officers of the Company;

4.	To ratify the Audit & Security Committee's selection of the accounting firm of BKD, LLP as independent auditors of the Company and its subsidiaries for the year ending December 31, 2012;

5.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only shareholders of record at the close of business on February 17, 2012, will be entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Marty D. Casteel

Marty D. Casteel, Secretary
Pine Bluff, Arkansas
March 19, 2012

ANNUAL MEETING OF SHAREHOLDERS
SIMMONS FIRST NATIONAL CORPORATION
P. O. Box 7009
Pine Bluff, Arkansas 71611

PROXY STATEMENT
Meeting to be held on April 17, 2012
Proxy and Proxy Statement furnished on or about March 19, 2012

The enclosed proxy is solicited on behalf of the Board of Directors of Simmons First National Corporation (the "Company") for use at the annual meeting of the shareholders of the Company to be held on Tuesday, April 17, 2012, at 7:30 p.m., at the Banquet Hall of the Pine Bluff Convention Center, Pine Bluff, Arkansas, or at any adjournment or adjournments thereof. When such proxy is properly executed and returned, the shares represented by it will be voted at the meeting in accordance with any directions noted thereon, or if no direction is indicated, will be voted in favor of proposals (1), (2), (3) and (4).

REVOCABILITY OF PROXY

Any shareholder giving a proxy has the power to revoke it at any time before it is voted.

COSTS AND METHOD OF SOLICITATION

The costs of soliciting proxies will be borne by the Company. In addition to the use of the mails, solicitation may be made by employees of the Company by telephone, electronic communications and personal interview. These persons will receive no compensation other than their regular salaries, but they will be reimbursed by the Company for their actual expenses incurred in such solicitations.

OUTSTANDING SECURITIES AND VOTING RIGHTS

At the meeting, holders of the $0.01 par value Class A common stock (the "Common Stock") of the Company, the only class of stock of the Company outstanding, will be entitled to one vote, in person or by proxy, for each share of the Common Stock owned of record, as of the close of business on February 17, 2012. On that date, the Company had outstanding 17,213,520 shares of the Common Stock; 2,139,443 of such shares were held by Simmons First Trust Company ("SFTC"), in a fiduciary capacity, of which 82,044 shares will not be voted at the meeting.  Hence, 17,131,476 shares will be deemed outstanding and entitled to vote at the meeting.

All actions requiring a vote of the shareholders must be taken at a meeting in which a quorum is present in person or by proxy. A quorum consists of a majority of the outstanding shares entitled to vote upon a matter. With respect to each proposal subject to a shareholder vote, other than the election of directors, approval requires that the votes cast for the proposal exceed the votes cast against it.  The election of directors will be approved, if each director nominee receives a plurality of the votes cast. All proxies submitted will be tabulated by Registrar and Transfer Company, the transfer agent for the Common Stock.

With respect to the election of directors, a shareholder may withhold authority to vote for all nominees by checking the box "withhold authority for all nominees" on the enclosed proxy or may withhold authority to vote for any nominee or nominees by checking the box "withhold authority for certain nominees" and lining through the name of such nominee or nominees for whom the authority to vote is withheld as it appears on the enclosed proxy. The enclosed proxy also provides a method for shareholders to abstain from voting on each other matter presented. By abstaining, shares will not be voted either for or against the subject proposals, but will be counted for quorum purposes. While there may be instances in which a shareholder may wish to abstain from voting on any particular matter, the Board of Directors encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

If your shares are held in a brokerage account or by another nominee, you are considered the "beneficial owner" of shares held in "street name," and these proxy materials have been forwarded to you by your broker or nominee (the "record holder") along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory rules of Financial Industry Regulatory Authority and New York Stock Exchange, brokers or other nominees may not exercise discretionary voting power on the election of directors, executive compensation or other significant matters as determined by the Securities & Exchange Commission. While Brokers or other nominees might still be permitted to exercise discretionary voting power for Proposal 4 (the ratification of BKD, LLP as our independent auditor), brokers and other nominees may not exercise discretionary voting power for Proposals 1, 2 or 3 (number of directors, election of directors and approval of executive compensation).  Due to the broad and indefinite scope of the discretionary voting prohibition, it is not expected that brokers or other nominees will attempt to exercise any discretionary voting power. As a result, if you do not provide specific voting instructions to your record holder, the record holder may not vote the shares on Proposals 1, 2 or 3.  Accordingly, it is particularly important that you provide voting instructions to your broker or other nominee so that your shares may be voted on the matters presented at the Annual Meeting.

If your shares are treated as a broker non-vote or abstention, your shares will be counted in the number of shares represented for purposes of determining whether a quorum is present. However, broker non-votes and abstentions will not be included in vote totals (neither for nor against) and therefore will not affect the outcome of the vote on any of the proposals being voted upon.

In the event a shareholder executes the proxy but does not mark the ballot to vote (or abstain) on any one or more of the proposals, the proxy will be voted "For" the unmarked Proposals.  Further, if any matter, other than the matters shown on the proxy, is properly presented at the meeting which may be acted upon without special notice under Arkansas law, the proxy solicited hereby confers discretionary authority to the named proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting. On the date of the mailing of this Proxy Statement, the Board of Directors has no knowledge of any such other matter which will come before the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth all persons known to management who own, beneficially or of record, more than 5% of the outstanding Common Stock, the number of shares owned by the named executive officers in the Summary Compensation Table and by all directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares Owned Beneficially [a]	Percent of Class
BlackRock, Inc. [b]	1,347,273	7.83%
40 East 52nd Street
New York, New York 10022
Heartland Advisors, Inc. & William J. Nasgovitz [c]	1,257,295	7.30%
789 North Water Street
Milwaukee, Wisconsin 53202
Simmons First National Corporation
Employee Stock Ownership Trust [d]	1,173,022	6.81%
501 Main Street
Pine Bluff, AR 71601
J. Thomas May [e]	197,911	1.15%
Robert A. Fehlman [f]	28,684	*
David L. Bartlett [g]	40,869	*
Marty D. Casteel [h]	37,932	*
Robert C. Dill [i]	61,660	*
All directors and officers as a group (14 persons)	497,969	2.89%

*  The shares beneficially owned represent less than 1% of the outstanding common shares.
[a]
Under the applicable rules, "beneficial ownership" of a security means, directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, having or sharing voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated, each beneficial owner named has sole voting and investment power with respect to the shares identified.

[b]
These shares may be owned by one or more of the following entities controlled by BlackRock, Inc.: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management Ireland Limited and BlackRock International Limited.

[c]
The Heartland Value Plus Fund, a Heartland Group fund, managed by Heartland Advisors, Inc. owns 1,225,000 of the shares, with the balance owned in various other accounts which are under the discretionary management of Heartland Advisors, Inc.

[d]
The Simmons First National Corporation Employee Stock Ownership Plan ("ESOP") purchases, holds and disposes of shares of the Company's stock. The Nominating, Compensation and Corporate Governance  Committee ("NCCGC") and the Chief Executive Officer, pursuant to delegation of authority from the NCCGC, directs the trustees of the ESOP concerning when, how many and upon what terms to purchase or dispose of such shares, other than by distribution under the ESOP.  Shares held by the ESOP may be voted only in accordance with the written instructions of the plan participants, who are all employees or former employees of the Company and its subsidiaries.

[e]	Mr. May owned of record 166,704 shares; 19,506 shares were held in his IRA accounts; 1,325 shares were owned by his wife; 10,376 shares are held in his fully vested account in the ESOP.
[f]
Mr. Fehlman owned of record 13,915 shares; 6,012 shares were held in his fully vested account in the ESOP; 229 shares were held in his account in SFNC Employee Stock Purchase Plan and 8,528 shares were deemed held through exercisable stock options.

[g]
Mr. Bartlett owned of record 15,717 shares; 475 shares were owned in the Bartlett Family Trust; 1,795 shares were held in his fully vested account in the ESOP and 22,882 shares were deemed held through exercisable stock options.

[h]
Mr. Casteel owned of record 17,334 shares; 3,974 shares were owned jointly with his wife; 9,218 shares were held in his fully vested account in the ESOP; and 7,406 shares were deemed held through exercisable stock options.

[i]
Mr. Dill owned of record 25,007 shares; 102 shares were owned jointly with his spouse; 4,368 shares in his IRA; 27,683 shares in his fully vested account in the ESOP and 4,500 shares were deemed held through exercisable stock options.

PROPOSAL 1 - FIX THE NUMBER OF DIRECTORS

The current number of directors of the Company is ten (10).  Under the bylaws, the shareholders are authorized to set the number of directors of the Company for the ensuing year.  The Board of Directors of the Company has set the number of directors to be elected at the annual meeting at ten (10), subject to approval by the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 1 TO FIX THE NUMBER OF DIRECTORS AT TEN.

PROPOSAL 2 - ELECTION OF DIRECTORS

Each of the persons named below is presently serving as a director of the Company for a term which ends on April 17, 2012, or such other date upon which a successor is duly elected and qualified. The Board has determined that each of the nominees for director, except J. Thomas May, satisfy the requirements to be an independent director as set forth in the listing standards of NASDAQ.

The proxies hereby solicited will be voted for the election of the nominees shown below, as directors, to serve until the next annual meeting of the shareholders and until their successors are duly elected and qualified, unless otherwise designated in the proxy. If at the time of the meeting any of the nominees should be unable or unwilling to serve, the discretionary authority granted in the proxy will be exercised to vote for the election of a substitute or substitutes. Management has no reason to believe that any substitute nominee or nominees will be required.

William E. Clark II

Mr. Clark was elected to the Board in 2008.  He is the Chief Executive Officer of Clark Contractors, LLC, a general contractor involved in commercial construction throughout the United States.  Prior to the formation of Clark Contractors, LLC in 2009, he was employed by CDI Contractors from 1994 through 2009, where he served in various capacities culminating in his serving as Chief Executive Officer from 2007 to 2009.  Mr. Clark received a B.S.B.A. degree in Business Management from the University of Arkansas in 1991.

He is a past president/chairman for the UAMS Consortium and Arkansas Children's Hospital Committee for the Future, a member of Fifty for the Future, Young President's Organization, Chenal Valley Church, Arkansas Children's Hospital Foundation, St. Vincent Foundation, UAMS Foundation and the Winthrop P. Rockefeller Cancer Institute.

The Board of Directors believes that Mr. Clark's experience within the commercial construction industry provides needed skills in the assessment of the construction industry utilized by the Company in setting policies involving the allocation of credit and lending priorities.

Steven A. Cossé

Mr. Cossé was elected to the Board in 2004.  Prior to his retirement on March 1, 2011, he was the Executive Vice President and General Counsel for Murphy Oil Corporation, a Fortune 500 company listed on the New York Stock Exchange.  He had served as general counsel since 1991 and had also previously served as Senior Vice President, Vice President and Principal Financial Officer. Prior to joining Murphy Oil Corporation as general counsel, he served for eight years as General Counsel for Ocean Drilling & Exploration Company in New Orleans, Louisiana, a NYSE listed, majority-owned subsidiary of Murphy Oil Corporation.  Mr. Cossé received a B.A. degree in Government from Southeastern Louisiana University in 1969 and a Juris Doctorate degree from Loyola University in 1974.

Mr. Cossé also currently serves on the boards of Murphy Oil Corporation (a NYSE listed company), Simmons First Bank of El Dorado, the Arkansas Research Alliance and SHARE Foundation (chairman). He is past chairman of the South Arkansas Chapter of the American Red Cross and is on the advisory board of Turning Point. Mr. Cossé is a member of the Louisiana Bar Association, Arkansas Bar Association and Union County Bar Association.

The Board of Directors believes that Mr. Cossé's experience as a senior executive officer and general counsel, and his prior experience serving as principal financial officer, provides needed skills in the assessment of the oil industry utilized by the Company in setting policies involving the allocation of credit and lending priorities and in the legal and financial issues facing publicly traded companies.

Edward Drilling

Mr. Drilling was elected to the Board in 2009.  He joined Southwestern Bell Telephone Company in 1979 and has served in various operations positions including customer service, sales and marketing, and the external affairs organization.  He was named President of the Arkansas Division in 2002.  Mr. Drilling received a B.S. degree in marketing from the Walton College at the University of Arkansas in 1978 and graduated from the Emory University Advanced Management Program in 1991.

Mr. Drilling is involved with and serves on several boards, including: Arkansas Children’s Hospital Board of Trustees, UAMS Foundation Fund Board, University of Arkansas Board of Advisors, Chairman of Arkansas State Chamber of Commerce, former president of Fifty for the Future, Sam M. Walton College of Business Dean’s Executive Advisory Board, UAMS Arkansas BioVentures Advisory Board, UALR College of Business Administration Advisory Council, Arkansas State University Chancellor’s Cabinet.  He received the Pinnacle Award in 2003 from the Little Rock Chamber of Commerce and served as the 2005 chairman of the Little Rock Chamber of Commerce.

The Board of Directors believes that Mr. Drilling's experience as an executive within the telecommunication and information technology industry provides needed skills in the assessment of the information technology industry utilized by the Company in setting policies involving the allocation of credit and lending priorities and valuable insights involving the executive management of a large enterprise.

Sharon Gaber

Dr. Gaber was appointed to the Board in 2011.  Dr. Gaber has served as the Provost and Vice Chancellor for academic affairs at the University of Arkansas since 2009.  Prior to coming to the University of Arkansas, she was on the faculty at Auburn University where she served in several administrative positions culminating in her position as Interim Provost.  Dr. Gaber holds bachelor's degrees in economics and Urban Studies from Occidental College, master's degree in urban and regional planning from the University of Southern California and a Ph.D. degree from Cornell University in city and regional planning.

Dr. Gaber is an accomplished researcher, having earned 25 project grants and authored or co-authored 40 papers and professional reports. She serves as Vice-Chair of the Board of Directors for the Arkansas Research and Technology Park, was a member of the Strategic Community Development Steering Committee of the Northwest Arkansas Council, and participated with the City of Fayetteville on the “Today in America” segment production.

The Board of Directors believes that Dr. Gaber's background in city and urban planning as well as her experience and past performance as an administrator at several prominent universities, provides needed skills and insight into organizational planning and management of the Company as well as the effective supervision of high level personnel from varied professional disciplines.

Eugene Hunt

Mr. Hunt was elected to the Board in 2009.  He is an attorney in private practice in Pine Bluff, Arkansas.   Mr. Hunt began his practice in 1972 and has thereafter been involved in the active practice of law within Arkansas, primarily in Southeast Arkansas. He served as Judge on the Arkansas Court of Appeals from August through December, 2009 and has served as a Special Circuit Judge and Special Justice on the Arkansas Supreme Court.   Additionally, he served as Director of the Child Support Enforcement Unit, Jefferson County, Arkansas from 1990-2001. Mr. Hunt received a B.A. degree in History and Government from Arkansas AM&N College in 1969 and a Juris Doctorate degree from the University of Arkansas Law School in 1971.

Mr. Hunt also serves on the boards of Pine Bluff Downtown Development, The Economic Development Corporation of Jefferson County, Arkansas, Jefferson Hospital and Youth Partners.  He is a member of the NAACP and Fifty for the Future.  Mr. Hunt has also served as an NAACP Affiliate Attorney since 1978.

The Board of Directors believes that Mr. Hunt's experience as an attorney and his long-term familiarity with the business and social environment in southeastern Arkansas provides needed skills and insight in the small business and consumer needs of the Company's banking customers in one of its major markets, southeastern Arkansas.

George A. Makris, Jr.

Mr. Makris was elected to the Board in 1997.   He is the President of M.K. Distributors, Inc., a beverage distributor in Pine Bluff and southeastern Arkansas. Mr. Makris has been employed by M. K. Distributors, Inc. since 1980 and has served as President since 1985.  Mr. Makris previously served as a member of the board of directors of National Bank of Commerce (later known as Worthen Bank of Pine Bluff) from 1985 to 1996 and served as Chairman of the Board from 1994 to 1996.  Mr. Makris received a B.A. degree in Business Administration from Rhodes College in 1978 and an M.B.A. from the University of Arkansas in 1980.

Mr. Makris also serves on the board of directors of The Economic Development Corporation of Jefferson County, Arkansas, the board of trustees of the Jefferson Regional Medical Center, the board of directors of the National Beer Wholesalers Association and the board of visitors of University of Arkansas for Medical Sciences, College of Medicine. He has previously served as Chairman of the Board of Trustees of Jefferson Regional Medical Center, Chairman of the Board of Trustees of the Arts and Science Center for Southeast Arkansas, Chairman of the Board of Directors of the Economic Development Alliance for Jefferson County, Chairman of the Board of Directors of the Greater Pine Bluff Chamber of Commerce, Chairman of the King Cotton Classic Basketball Tournament, Chairman of the Board of Trustees of Trinity Episcopal School, a Director of Simmons First National Bank, a Director of the Wholesale Beer Distributors of Arkansas, and a member of the Board of Visitors of  the University of Arkansas at Pine Bluff.

The Board of Directors believes that Mr. Makris' experience as a business executive and long-term resident of central and southeastern Arkansas provides needed skills and insight into the business community within Arkansas and the executive management of a successful business enterprise.

J. Thomas May

Mr. May was elected to the Board in 1987.   He is the Chairman and Chief Executive Officer of the Company.  He was elected as the president of the Company in 1987.  In 1994, he was elected Chief Executive Officer.  He became Chairman and Chief Executive Officer upon his election as Chairman of the Board of the Company in 1996.  Mr. May received a B.S.B.A. degree in Business from the University of Arkansas in 1971 and an M.B.A. in Business from the University of Arkansas in 1972.   Mr. May is a veteran having served in the U. S. Marine Corps.

Mr. May also serves on the Board of Directors of University of Arkansas Foundation, the University of Arkansas Board of Advisors, the University of Arkansas Walton School of Business Dean's Advisory Board, the Arkansas Executive Forum, Arkansas Blue Cross Blue Shield, Baptist Health of Arkansas and The Arkansas Research Alliance.  Mr. May has previously served as Chairman of the Arkansas Bankers Association, Chairman of the University of Arkansas Board of Trustees; President, Director and Campaign Chairman for United Way of Southeast Arkansas; Chairman of the Jefferson County Port Authority, a member of the board of directors of the Federal Reserve Bank of St. Louis, Jefferson County Industrial Foundation and Southwest School of Banking.

The Board of Directors believes that Mr. May's experience and past performance, as the Chairman and Chief Executive Officer of the Company, provides needed skills and insight into the banking and financial services business conducted by the Company.

W. Scott McGeorge

Mr. McGeorge was elected to the Board in 2005.  He works for a group of family owned companies that include Pine Bluff Sand & Gravel Co., McGeorge Contracting Co., Inc. and Cornerstone Farm and Gin Co., where he serves as President, Chairman and Senior VP and Vice President, respectively. The companies perform marine construction in a multistate regional area, build highways and similar projects, mine various minerals and produce and sell stone products, asphalt pavement and sand. Cornerstone is engaged in farming operations.

Mr. McGeorge previously served on the Board of National Bancshares Corporation and its wholly owned subsidiary National Bank of Commerce of Pine Bluff during the mid 1980s before it was purchased by Boatmen's Bank. He was on the commercial and industrial loan committee, which approved the largest loans the bank made. Mr. McGeorge received a B.S. degree in Business Administration from the University of Arkansas in 1965. He graduated from U. S. Coast Guard Officer Candidate School and served as an officer in the U. S. Coast Guard for three years.

Mr. McGeorge serves as Secretary of the Board of Directors of the National Stone Sand and Gravel Association in Alexandria, Virginia, is a member of the Boards of Directors of Dredging Contractors of America and National Waterways Conference, both located in Washington, D.C. and is Past President and a current Director of Mississippi Valley Associated General Contractors in Memphis, Tennessee. He is active in many local and civic activities.  He is President of Trinity Foundation, a charitable foundation that seeks to benefit residents of Pine Bluff, Little Rock and the surrounding areas through grants for scholarships, support of educational institutions and other civic activities.

The Board of Directors believes that Mr. McGeorge's experience in the construction, materials, mining and agricultural industries, as well as his experience and past performance as the president of a large successful business enterprise, provides needed skills and insight into the overall business and industrial climate and the executive management of a large successful business enterprise.

Harry L. Ryburn

Dr. Ryburn was elected to the Board in 1976.  He is retired from the private practice of orthodontics in Southeast Arkansas.  Dr. Ryburn is certified by the Arkansas State Dental Board, the Arkansas State Specialty Board (orthodontics), the Missouri State Dental Board and the Texas State Dental Board.  Dr. Ryburn actively practiced for 41 years prior to his retirement in 2005.  Dr. Ryburn has been involved in private investments, real estate development and farming operations.  In addition to his 35 years of service on the board of directors of the Company, Dr. Ryburn has also served during that period on the board of directors of the Company's lead bank, Simmons First National Bank. He serves on the executive committees of the Company and the lead bank, the Audit & Security Committee of the Company and the NCCGC.  Additionally, he currently serves as the lead director of the Company, Chairman of the Executive Committees of the Company and the lead bank and Chairman of the NCCGC.  He attended University of Arkansas at Monticello where he studied Pre-Dentistry.  Thereafter, he received a D.D.S. degree from Washington University in 1960 and an M.S. degree in orthodontics from Washington University in 1964.  Dr. Ryburn is a veteran of the U. S. Air Force.

Dr. Ryburn is a member of numerous professional, civic and community organizations.  He has previously served on the boards of the United Way of Jefferson County, Pine Bluff Little League Baseball, Arkansas Post Girl Scout Council, Pine Bluff Babe Ruth Baseball and as a member of the Pine Bluff Chamber of Commerce.

The Board of Directors believes that Dr. Ryburn's experience, in a health related profession and his long-term experience as a director of the Company and the lead bank, provides needed skills and insight into the southeastern Arkansas business community and the successful operation of  banking and financial services enterprises.

Robert L. Shoptaw

Mr. Shoptaw was elected to the Board in 2006.  Mr. Shoptaw retired as president of Arkansas Blue Cross Blue Shield ("ABCBS"), a mutual health insurance company in 2008, terminating his 39 years of service to that organization.  During the 1970's and 1980's, he served in various management and executive capacities with a primary focus in medical services management, professional relations and government programs administration (Medicare administrative operations). In 1987, Mr. Shoptaw became the Executive Vice President and Chief Operating Officer of ABCBS and was named President and CEO in 1994.  After retiring as President and CEO in 2008, he remains on the Board of Directors of ABCBS and serves as Chairman of the Board. Mr. Shoptaw received a B.A. in Economics from Arkansas Tech University in 1968 and an M.B.A. from Webster University in business administration and health services management.  He also completed the Advanced Management Program at Harvard University Business School in 1991.

Mr. Shoptaw serves as a member of the board of directors of Arkansas Center for Health Improvement and the Little Rock Metrocentre Improvement District.

The Board of Directors believes that Mr. Shoptaw's experience and past performance as the president of a large mutual health insurance company, provides needed skills and insight into the health care industry, health insurance industry and the executive management of a large successful business enterprise.

The table below sets forth the name, age, principal occupation or employment during the last five years, prior service as a director of the Company, the number of shares and percentage of the outstanding Common Stock beneficially owned, with respect to each director and nominee proposed, as reported by each nominee:

Principal		Principal	Director	Shares		Percent
Name	Age	Occupation	Since	Owned [a]		of Class

William E. Clark, II	42	Chairman and CEO,	2008	1,875		*
		Clark Contractors, LLC
		(Construction)

Steven A. Cossé	64	Executive Vice President and	2004	10,500	[b]	*
		General Counsel, Murphy
		Oil Corporation (retired)

Edward Drilling	56	Arkansas President, AT&T Corp.	2008	2,075		*

Sharon Gaber	48	Provost & Vice Chancellor,	2011	200		*
		University of Arkansas

Eugene Hunt	66	Attorney	2009	1,425	[c]	*

George A. Makris, Jr.	55	President, M. K.	1997	59,375	[d]	*
		Distributors, Inc.
		(Beverage Distributor)
						1.15%
J. Thomas May	65	Chairman and CEO of the	1987	197,911	[e]
		Company; Chairman and
		CEO of the Bank

W. Scott McGeorge	68	President, Pine Bluff	2005	41,920	[f]	*
		Sand and Gravel Company

Harry L. Ryburn	76	Orthodontist (retired)	1976	8,768	[g]	*

Robert L. Shoptaw	65	Retired Executive, Arkansas	2006	4,775	[h]	*
		Blue Cross and Blue Shield

*	The shares beneficially owned represent less than 1% of the outstanding common shares.
[a]
"Beneficial ownership" of a security means, directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, having or sharing voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose or to direct the disposition of such security. Unless otherwise indicated, each beneficial owner named has sole voting and investment power with respect to the shares identified.

[b]	Mr. Cossé owned 8,500 shares jointly with his spouse and 2,000 shares are deemed held through exercisable stock options.
[c]	Mr. Hunt owned of record 725 shares; 445 shares were owned jointly with his wife; and 255 shares are held in his IRA.
[d]
Mr. Makris owned 19,475 shares jointly with his wife; 3,800 shares are held in his IRA; 4,600 shares are held in his wife's IRA; 27,500 shares are held by his children; 2,000 shares are held in trusts for which Mr. Makris is the trustee and 2,000 shares are deemed held through exercisable stock options.

[e]	Mr. May owned of record 166,704 shares; 19,506 shares were held in his IRA accounts; 1,325 shares were owned by his wife; 10,376 shares are held in his fully vested account in the ESOP.
[f]	Mr. McGeorge owned of record 39,496 shares; 424 shares were owned by his spouse; and 2,000 shares are deemed held through exercisable stock options.
[g]
Dr. Ryburn owned of record 2,075 shares; Dr. Ryburn and his wife are general partners in a family limited partnership which owns 123,624 shares of which 2,472 shares held by the partnership are attributable to Dr. Ryburn; 221 shares are held by Greenback Investment Club which are attributable to Dr. Ryburn and 4,000 shares are deemed held through exercisable stock options.

[h]	Mr. Shoptaw owned of record 1,375 shares; 2,400 shares were held in his IRA and 1,000 shares are deemed held through exercisable stock options.

Committees and Related Matters

During 2011, the Board of Directors of the Company maintained and utilized the following committees: Executive Committee, Audit & Security Committee and Nominating, Compensation and Corporate Governance Committee ("NCCGC").

During 2011, the Audit & Security Committee was composed of  George A. Makris, Jr. (Chairman), William E. Clark, II, Edward Drilling, Sharon Gaber, Eugene Hunt, W. Scott McGeorge and Harry L. Ryburn.  This committee provides assistance to the Board in fulfilling its responsibilities concerning accounting and reporting practices, by regularly reviewing the adequacy of the internal and external auditors, the disclosure of the financial affairs of the Company and its subsidiaries, the control systems of management and internal accounting controls.  During 2011, this committee met 10 times.

The NCCGC was composed of Harry L. Ryburn (Chairman), William E. Clark, II, Steven A. Cossé, Edward Drilling, Sharon Gaber, Eugene Hunt, George A. Makris, Jr., W. Scott McGeorge, and Robert L. Shoptaw.  During 2011, the Nominating, Compensation and Corporate Governance Committee met 7 times.

The Company encourages all board members to attend the annual meeting.  Historically, the directors of the Company and its subsidiaries are introduced and acknowledged at the annual meeting. All of the directors who stood for election at the 2011 annual meeting, except Edward Drilling and Sharon Gaber, attended the Company's 2011 annual meeting.

The Board of Directors of the Company met 9 times during 2011, including regular and special meetings.  All directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees on which such director served.

Board Leadership Structure

The Company's Corporate Governance Principles and Procedures do not mandate the separation of the offices of Chairman of the Board and Chief Executive Officer.  The Board believes that a unified leadership structure with an experienced executive management team is more beneficial to the Company than a bifurcated leadership structure mandating the separation of the Chairman and the CEO. Over the tenure of the last several CEOs, there have been periods where the offices of Chairman and CEO were held by different persons, generally following the election of a new CEO.  However, after the leadership attributes of the new CEO were demonstrated, the Board has chosen to return to a unified leadership structure.  The Board believes that it is in the best interests of the Company to provide flexibility in the Company's leadership structure to address differences in the Company's operating environment as well as differences in the experience, skills and capabilities of the executive management team serving the Company from time to time.

J. Thomas May currently serves as Chairman and CEO and has done so since 1996.  At the time of his election, the Board believed that it was in the best interests of the Company to have a single person serve as Chairman and CEO to provide unified leadership and direction. The Board still believes this is in the Company's best interest; however, the Board is authorized to separate these positions should circumstances change in the future.

In an effort to strengthen independent oversight of management and to provide for more open communication, Dr. Harry L. Ryburn currently serves as Chairman of the Executive Committee and Lead Director.  Dr. Ryburn, as an independent Lead Director, chairs executive sessions of the Board conducted without management. These sessions are held during each scheduled Board meeting.  Management also periodically meets with the Lead Director to discuss Board and Executive Committee agenda items.

Transactions with Related Persons

From time to time, Simmons First National Bank, Simmons First Bank of Russellville, Simmons First Bank of South Arkansas, Simmons First Bank of Northeast Arkansas, Simmons First Bank of Searcy, Simmons First Bank of Northwest Arkansas,  Simmons First Bank of El Dorado and Simmons First Bank of Hot Springs, banking subsidiaries of the Company, have made loans and other extensions of credit to directors, officers, employees and members of their immediate families, and from time to time directors, officers, employees and members of their immediate families have placed deposits with these banks. These loans, extensions of credit and deposits were made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.  The Company generally considers banking relationships with directors and their affiliates to be immaterial and as not affecting a director's independence so long as the terms of the credit relationship are similar to those with other comparable borrowers.

In assessing the impact of a credit relationship on a director's independence, the Company deems any extension of credit which complies with Federal Reserve Regulation O to be consistent with director independence.  The Company believes that normal, arms'-length banking relationships entered into in the ordinary course of business do not negate a director's independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by the subsidiary banks of the Company with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred nor may any such loans be classified or disclosed as non-accrual, past due, restructured or a potential problem loan. The Company's Board of Directors will review any credit to a director or his affiliates that is criticized by internal loan review or a bank regulatory agency in order to determine the impact that such classification may have on the director's independence.

Policies and Procedures for Approval of Related Party Transactions

Related party transactions may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders.

Management carefully reviews all proposed related party transactions, other than routine banking transactions, to determine if the transaction is on terms comparable to terms that could be obtained in an arms'-length transaction with an unrelated third party.   Management reports to the Executive Committee and then to the Board of Directors on all proposed material related party transactions.  Upon the presentation of a proposed related party transaction to the Executive Committee or the Board, the related party is excused from participation in discussion and voting on the matter.

Role of Board in Risk Oversight

The Board of Directors has responsibility for the oversight of risk management. The Board, either as a whole or through its committees, regularly discusses with management the Company's major risk exposures, their potential impact on the Company and the steps being taken to manage them.

While our Board is ultimately responsible for risk oversight, the Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit & Security Committee, composed of independent directors, focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the internal auditors, and the independent registered public accountants the Company's policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, credit operations and regulatory compliance. The NCCGC, composed of independent directors, focuses on the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, corporate governance and compensation policies and programs.

Communication with Directors

Shareholders may communicate directly with the Board of Directors of the Company by sending correspondence to the address shown below.  If the shareholder desires to communicate with a specific director, the correspondence should be addressed to such director.  Any such correspondence addressed to the Board of Directors will be forwarded to the Chairman of the Board for review.  The receipt of the correspondence and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken.  Correspondence addressed to a specific director will be delivered to such director promptly after receipt by the Company.  Each such director shall review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board of Directors at its next meeting, so that the appropriate action, if any, may be taken.

Correspondence should be addressed to:	Simmons First National Corporation
Board of Directors
Attention: (Chairman or Specific Director)
P. O. Box 7009
Pine Bluff, Arkansas 71611

NOMINATING, COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE

During 2011, the Nominating, Compensation and Corporate Governance Committee  ("NCCGC") was composed of Harry L. Ryburn (Chairman), William E. Clark, II, Steven A. Cossé, Edward Drilling, Sharon Gaber, Eugene Hunt, George A. Makris, Jr., W. Scott McGeorge and Robert A. Shoptaw, all of whom are independent in accordance with the NASDAQ listing standards.  A function of the NCCGC regarding nominations is to identify and recommend individuals to be presented for election or re-election as Directors.

Director Nominations and Qualifications

The NCCGC has adopted a charter, which is available for review in the Investor Relations portion of the Company's web site: www.simmonsfirst.com.  The charter and certain corporate governance principles and procedures govern the nominations and criteria for proposing or recommending proposed nominees for election and re-election to the Board of Directors.  The Board of Directors is responsible for recommending nominees for directors to the shareholders for election at the annual meeting.  The Board has delegated the identification and evaluation of proposed nominees to the NCCGC.  The identification and evaluation of potential directors is a continuing responsibility of the committee.  The NCCGC has not retained any third party to assist it in identifying candidates.  A proposed director may be recommended to the Board at any time; however, a proposed nominee for director to be elected at the annual meeting must be presented to the Board of Directors for consideration no later than December 31 of the year immediately preceding such annual meeting.

The NCCGC has not set any minimum qualifications for a proposed nominee to be eligible for recommendation to be elected as a director.  The corporate governance principles provide that the NCCGC shall consider the following criteria in evaluating proposed nominees for director:

• Location of residence and business interests	• Type of business interests
• Age	• Knowledge of financial services
• Community involvement	• High leadership profile
• Ability to fit with the Company's corporate culture	• Equity ownership in the Company

There is no specified order or weighting of the foregoing criteria.  In evaluating potential nominees for director under the criteria set forth above, the NCCGC seeks nominees with diverse business and professional experience, skills, gender and ethnic background, as appropriate, in light of the current composition of the Board.  Additionally, the NCCGC seeks geographical diversity and insights into its local and regional markets by primarily seeking potential director nominees who reside in Arkansas or in the markets outside Arkansas in which the Company has a significant presence.

The NCCGC has no specific policy on diversity other than, as described above, that it is one factor the committee considers when evaluating potential board candidates and incumbent directors for reelection. For purposes of diversity considerations, the NCCGC includes differences of viewpoint, professional experience, education and other individual qualities as well as race and gender.

Nominations from Shareholders

The NCCGC will consider nominees for the Board of Directors recommended by shareholders with respect to elections to be held at an annual meeting. In order for the NCCGC to consider recommending a shareholder proposed nominee for election at the annual meeting, the shareholder proposing the nomination must provide notice of the intention to nominate a director in sufficient time for the consideration and action by the NCCGC. While no specific deadline has been set for notice of such nominations, notice provided to the NCCGC by a shareholder on or before the deadline for submission of shareholder proposals for the next annual meeting (November 19, 2012 for the 2013 meeting) should provide adequate time for consideration and action by the NCCGC prior to the December 31 deadline for reporting proposed nominations to the Board of Directors.  Proposed nominations submitted after such date will be considered by the NCCGC, but no assurance can be made that such consideration will be completed and committee action taken by the NCCGC in time for inclusion of the proposed director in the proxy solicitation for the next annual meeting.

The notice of a shareholder's intention to nominate a director must include:

•
the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC's proxy rules if the person had been nominated for election by the Board of Directors;

•	information regarding the shareholder making the nomination, including name, address and number of shares of SFNC that are beneficially owned by the shareholder;

•
a representation that the shareholder is entitled to vote at the meeting at which directors will be elected, and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of any arrangements or understandings between the shareholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director, if elected.

The Chairman of the Board, other directors and executive officers may also recommend director nominees to the NCCGC.  The committee will evaluate nominees recommended by shareholders against the same criteria, described above, used to evaluate other nominees.

Compensation Committee Interlocks and Insider Participation

During 2011, the NCCGC was composed of  Harry L. Ryburn (Chairman), William E. Clark, II, Steven A. Cossé, Edward Drilling, Sharon Gaber, Eugene Hunt, George A. Makris, Jr., W. Scott McGeorge and Robert A. Shoptaw.  None of the committee members were employed by the Company during 2011.

NCCGC Processes and Procedures

Decisions regarding the compensation of the executives are made by the NCCGC. Specifically, the NCCGC has strategic and administrative responsibility for a broad range of issues, including the Company's compensation program to compensate key management employees effectively and in a manner consistent with the Company's stated compensation strategy and the requirements of the appropriate regulatory bodies. The Board appoints each member of the NCCGC and has determined that each is an independent director.

The NCCGC oversees the administration of executive compensation plans, including the design, performance measures and award opportunities for the executive incentive programs and certain employee benefits, subject to final action by the Board of Directors in certain cases. During the first quarter of each calendar year, the NCCGC makes a specific review focusing on performance and awards for the most recently completed fiscal year and the completion of the process of setting the performance goals for the incentive compensation programs for the current year.

To assist in meeting the objectives outlined above, the Company has retained Blanchard Chase, a regional compensation and benefits consulting firm, to advise the NCCGC on a regular basis on the compensation and benefit programs. The Company engaged the consultant to provide general compensation consulting services, including executive compensation.  In addition, the consultant may perform special executive compensation projects and consulting services from time to time as requested by the NCCGC.

The Board of Directors, upon approval and recommendation from the NCCGC, determines and approves all compensation and awards to the CEO and other executives.  The NCCGC reviews the performance and compensation of the CEO.  The CEO reviews the performance and compensation of the other executive officers, including the other named executive officers and reports any significant issues or deficiencies to the NCCGC.  The members of the Company's Human Resources Group assist in such reviews.  The CEO and the Human Resources Group, at least annually, review the unified compensation classification program of the Company which determines the compensation of all salaried employees of the Company and its affiliates, including other named executive officers.  The Company's compensation program is based in part on market data provided by the compensation consultant.  The NCCGC and the Board also act upon the proposed grants of stock-based compensation prepared by the CEO for other executives.  Presently, the consultant's role is to assist such reviews by providing data regarding market practices and making specific recommendations for changes to plan designs and policies consistent with the Company's stated philosophies and objectives.

In determining the amount of named executive officer compensation each year, the NCCGC reviews competitive market data from the banking industry as a whole and the peer group specifically. It makes specific compensation decisions and grants based on such data, Company performance and individual performance and circumstances. With regard to formula-based incentives, the NCCGC sets performance targets using management's internal business plan, industry and market conditions and other factors.

Role of Compensation Consultants

The Company periodically engages compensation consultants to aid in the review of its compensation programs.  From time to time, the Company engages compensation consultants to provide national and regional general statistical information regarding compensation within the banking industry.  The data reviewed may include base salary, bonus, incentive programs, equity compensation, retirement and other benefits.  This information is used to validate the Company's classification of positions and salaries within its compensation policies.

The Company and the NCCGC also use compensation consultants to evaluate its executive and director compensation programs.  In 2011, the Company, with the approval of the NCCGC, engaged Blanchard Chase to review and provide recommendations on (i) the peer group used for comparison, (ii) executive compensation programs, (iii) director compensation programs and (iv) the structural components of compensation programs which are under increased political and regulatory scrutiny. The NCCGC believes that Blanchard Chase provided objective advice to it and the Company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section is a discussion of certain aspects of the Company's compensation program as it pertains to the principal executive officer, the principal financial officer and the three other most highly-compensated executive officers during 2011.  These five persons are referred throughout as the "named executive officers." This discussion focuses on compensation and practices relating to the Company's most recently completed fiscal year and changes to such compensation and practices going forward.

The Company believes that the performance of each of the named executive officers has the potential to impact the profitability of the Company, in both the short-term and long-term.  Therefore, the Company places significant emphasis on the design and administration of its executive compensation program.

Executive Compensation Philosophy

The Company seeks to provide an executive compensation package that is significantly connected to the Company's overall financial performance, the increase in shareholder value, the success of the business entity directly affected by the executive's performance and the performance of the individual executive.  The main principles of this strategy include the following:

•	Salaries for executives should be comparable to peer banking organizations.
•	Compensation programs should provide an incentive to increase individual performance.
•	Increased compensation is earned through an individual's increased contribution.
•	Total compensation opportunity should be comparable to that available at peer banking organizations when Company performance is good.

Objectives of Executive Compensation

The objectives of the executive compensation program are to:

(1)	attract and retain highly efficient and competent executive leadership,
(2)	encourage a high level of performance from the individual executive,
(3)	align compensation incentives with the performance of the business entity most directly impacted by the executive's leadership and performance,
(4)	enhance shareholder value, and
(5)	improve the overall performance of the Company
.
The NCCGC strives to meet these objectives while maintaining market competitive compensation levels and ensuring that the Company makes efficient use of its shares and has predictable expense recognition.

Peer Comparison

In determining the amount of named executive officer compensation each year, the NCCGC reviews competitive market data from the banking industry as a whole and a specific peer group of comparably sized banking organizations.  The NCCGC uses a peer group of banking organizations for comparison in setting executive compensation practices and levels of base salary, incentives and benefits. In 2007, NCCGC adopted the Company's compensation consultant's recommendation that the Company select a peer group of banking organizations with assets of $2 to $4 billion which are located in Arkansas, states contiguous to Arkansas or states contiguous to states contiguous to Arkansas as its peer group for compensation.  In the latest study for 2011, the definition of the peer group was modified to consist of 22 publicly traded banks in the Southeast region with assets between $2 billion to $5 billion.  The modification of the peer group definition provides a focus more on the Southeastern region including banks in Georgia and Florida, while removing banks in Illinois and Indiana.  The name and ticker symbol for each member of the peer is set forth below:

Ameris Bancorp (ABCB)	BancFirst Corporation (BANF)
BancTrust Financial Group, Inc. (BTFG)	Bank of the Ozarks, Inc. (OZRK)
BNC Bancorp (BNCN)	Capital City Bank Group, Inc. (CCBG)
CenterState Banks, Inc. (CSFL)	Community Trust Bancorp, Inc. (CTBI)
Enterprise Financial Services Corp. (EFSC)	First Bancorp (FBNC)
First Financial Bankshares, Inc. (FFIN)	Great Southern Bancorp, Inc. (GSBC)
Home BancShares, Inc. (HOMB)	Pinnacle Financial Partners, Inc. (PNFP)
Renasant Corporation (RNST)	Republic Bancorp, Inc. (RBCAA)
SCBT Financial Corporation (SCBT)	Seacoast Banking Corp. of Florida (SBCF)
Southside Bancshares, Inc. (SBSI)	Southwest Bancorp, Inc. (OKSB)
State Bank Financial Corporation (STBZ)	Yadkin Valley Financial Corporation (YAVY)

The NCCGC believes the peer group is indicative of the market in which the Company competes for the employment and retention of executive management and yet, such institutions are of similar size and have similar numbers of employees, product offerings and geographic scope.  In recent years, due to the consolidation in the banking industry, there has been a significant reduction in the number of organizations satisfying the peer group criteria.

The executive salary and benefits program are targeted to the peer group median for each compensation category in order to be competitive in the market.  The Company's incentive programs are analyzed with similar programs of the peer group.  The incentive programs are designed for the emphasis of performance based compensation within the Company's specific business operations.

The NCCGC attempts to make compensation decisions consistent with the foregoing objectives and considerations including, in particular, market levels of compensation necessary to attract, retain and motivate the executive officers.  Therefore, the aggregate wealth accumulated or realizable by an executive from past compensation grants is not considered in setting compensation or making additional grants.

For the purpose of establishing comparable performance criteria, in the context of its performance based equity grants, the Company has decided to use a broader peer group, consisting of all publicly traded banks or bank holding companies in the United States with assets between $2 and $5 billion, excluding those institutions for which financial information is incomplete or not available.   This peer group consisted of 78 companies as of February 15, 2012.  Seven companies were excluded because relevant data was incomplete or not available, leaving a performance peer group of 71 institutions.  The NCCGC decided to expand the peer group used to establish performance criteria because a significant number of the banks within the regular peer group had been involved in FDIC assisted acquisitions or other acquisitions that could potentially materially impact the routine financial measurements of these institutions.  By increasing the universe of institutions utilized to establish financial performance, the NCCGC believes that any unusual distortion of non-routine transactions such as acquisitions will be minimized.

Decisions Regarding Composition of Total Direct Compensation

The Company's executive compensation program provides a mix of separate components that seek to align the executive's incentives with increasing shareholder value.  The Company's executive incentive compensation program includes both equity and non-equity incentive compensation.  The Company has established target allocations of equity incentive and non-equity incentive compensation for executive officers.  For the CEO, the NCCGC has set a target allocation of potential non-equity incentive compensation at 75% of salary.  For the executive officers other than the CEO, the NCCGC has set targets for potential non-equity incentive compensation based upon the executive's salary classification ranging from 20% to 45% of salary.  Additionally, the NCCGC has set a target for annual grants of equity incentives for executive officers other than the CEO.  The target for annual grants of equity incentive compensation is for a number of shares equal to the executive's salary times the participation factor divided by the stock price.  The participation factor is based upon the executive's salary classification and ranges from 5% to 45%.  For subsidiary bank chief executive officers and Company executives designated as executive vice presidents or above, such executives receive 25% of the target for annual grants regardless of performance.  When performance goals are achieved at the threshold level or above, the annual grants for equity incentive compensation to such executives will be 50% of target, consisting of restricted stock awards and/or stock options as specified by the NCCGC.  The NCCGC set the foregoing targets above the historic levels of equity and non-equity incentive compensation and anticipates increasing the incentive compensation to these levels over a one to two year transition period.  In light of the continuing turmoil in the banking industry and the market for stock of banking organizations, the NCCGC has continued its prior modification of the allocation of these awards between restricted stock and stock options to reduce the number of options granted and increase the number of restricted shares.  In the current market conditions, options which rely solely upon stock appreciation for value, may not be as effective as an incentive as when market conditions are more stable.

For 2011, the compensation of the named executive officers was allocated as follows:

●	Base Salaries: ranges from approximately 38% to 68% of total direct compensation.
●	Non-equity incentives: ranges from approximately 13% to 21% of total direct compensation.
●	Equity incentives: ranges from approximately 19% to 43% of total direct compensation

"Total direct compensation" means base salaries plus bonus plus non-equity and equity incentive compensation. The foregoing percentages are based on the full grant date fair value of annual compensation (calculated in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation).  Please refer to the discussion of Accounting Standards Codification Topic 718, Compensation – Stock Compensation, which precedes the 2011 Summary Compensation Table, below.

The Company emphasizes market practices in the design and administration of its executive compensation program.  The NCCGC's philosophy is that incentive pay should constitute a significant component of total direct compensation.  The executive compensation program utilizes stock options and restricted stock.  Historically, the NCCGC had chosen to emphasize stock options more than restricted stock in the equity incentive program for the named executive officers; however, after 2009, the NCCGC has determined to rely more on restricted stock and less on stock options.  Equity incentive performance measures should promote shareholder return and earnings growth, and the plan design should be based upon a direct connection between performance measures, the participant's ability to influence such measures and the award levels.

Corporate and Individual Performance Measures

The Company uses the Executive Incentive Plan, referred to as EIP, to reward both the achievement of corporate performance measures, such as the attainment of corporate financial goals, as well as individual performance measures.

Executive Compensation Program Overview

The four primary components of the executive compensation program are:

●	base salary and bonus,
●	non-equity incentives,
●	equity incentives, and
●	benefits.

A brief description of these four components and related programs follows.

1.    Base Salary and Bonus

Base salary is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility.  The Company pays base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives.  The Company may use annual base salary adjustments to reflect an individual's performance or changed responsibilities.  Base salary levels are also used as a benchmark for the amount of incentive compensation granted to an executive.  For example, participation in the EIP is set within a range based upon the executive's salary grade.

As discussed above, the Company's executive compensation program emphasizes targeting the total amount of compensation to peer group practices with a mix of compensation, including a significant component of incentive compensation.  At lower executive levels, base salaries represent a larger proportion of total compensation but at senior executive levels total compensation contains a larger component of incentive compensation opportunities.

Historically, the NCCGC has approved bonuses for executive officers for special circumstances but does not generally utilize discretionary bonuses as a significant part of the executive compensation program.  The NCCGC has recently re-examined its position regarding discretionary compensation, including discretionary bonuses.  Recent economic turmoil in the banking industry accentuated the importance of certain factors which may affect the long-term economic and financial health of the Company, but are not subject to quantification and annual performance goals.  In January, 2010, the NCCGC recommended and the Board approved discretionary bonuses, in the form of stock grants with immediate vesting to certain executive officers.  J. Thomas May, Chairman and Chief Executive Officer, was granted such a bonus for his leadership (i) in 2008 and 2009 which resulted in extraordinary financial performance in asset quality, capital, liquidity and earnings, (ii) in guiding the Company's election into and ultimate declination to participate in the U. S. Treasury's TARP program and (iii) in completion of the Company's $75 million equity offering in late 2009.  David Bartlett, President and Chief Operating Officer, Robert A. Fehlman, Executive Vice President and Chief Financial Officer, Marty D. Casteel, Executive Vice President - Administration and Robert C. Dill, Executive Vice President, were each granted such a bonus in January, 2010 for extraordinary service to the Company during 2009 related to the Company's equity offering, the Company's ongoing revenue and efficiency initiatives and for the exemplary performance of the Company regarding core earnings growth, capital maintenance and asset quality.  No discretionary bonuses were awarded to the named executive officers during 2011. While the NCCGC will continue to consider discretionary bonuses from time to time for its executives based upon extraordinary service, the modification of the EIP to add a discretionary element to the EIP grants is expected to be utilized in most instances hereafter to satisfy the need for recognition of extraordinary service through discretionary compensation.

2.    Non-Equity Incentives

The Company uses the EIP as a short-term incentive to encourage achievement of its annual performance goals. Prior to 2008, the EIP consisted of two separate components, Base Profit Sharing Incentive, referred to as Base Incentive, and Bonus Profit Sharing Incentive, referred to as Bonus Incentive.  The Company's compensation consultant recommended that the EIP be simplified by eliminating the two components of EIP and the NCCGC has implemented this recommendation effective for 2008 and subsequent years.  The EIP now consists of only one component.  The EIP focuses on the achievement of annual financial goals and awards.  The EIP is designed to:

●	support strategic business objectives,
●	promote the attainment of specific financial goals for the Company and the executive,
●	reward achievement of specific performance objectives, and
●	encourage teamwork.

The EIP is designed to provide executives with market competitive compensation based upon their experience and scope of responsibility.  The size of an executive's EIP award is influenced by these factors, market practices, Company performance and individual performance.  The NCCGC generally sets the annual EIP award for an executive to provide an incentive at the market median for expected levels of performance.  All of the named executive officers participate in the EIP.  Awards earned under the EIP are contingent upon employment with the Company through the end of the fiscal year, except for payments made in the event of death, retirement or disability.

The ultimate amount paid to an executive under the EIP is a function of four variables:

●	the executive's level of participation;
●	the goals set for the Company;
●	the payout amounts established by the NCCGC which correspond to Threshold, Target and Maximum levels of performance; and
●	the NCCGC's determination of the extent to which the goals were met.

The NCCGC sets the performance measures in the first quarter of each year based largely on management's confidential business plan and budget for the coming year, which typically includes planned revenue growth, cost reductions and profit improvement. The NCCGC also sets threshold, target and maximum performance points.  Target and maximum performance points reflect ambitious goals which can only be attained when business results are exceptional.  Minimum award or performance points for the earnings per share component are usually set at the prior year's earnings per share, unless a higher threshold is determined to be appropriate due to substandard financial performance in the prior year.

The NCCGC also assesses actual performance relative to pre-set goals and, in doing so, determines the amount of any final award payment.  In determining final awards and in evaluating personal performance, the NCCGC considers adjustments to GAAP net income and other corporate performance measures for unplanned, unusual or non-recurring items of gain or expense.

Each participant in the EIP is allocated a targeted benefit as a percentage of his or her base salary which is payable if the Company's performance satisfies the Target performance points for all components under the EIP and satisfies the qualifying criteria.  The table below shows the targeted benefit for the named executive officers for 2011.

	Targeted Benefit	Targeted Benefit
Executive Name & Title	(% of Base Salary)	($)
J. Thomas May, Chief Executive Officer	75.00%	$366,466
Robert A. Fehlman, Chief Financial Officer	37.50%	$94,330
David Bartlett, President & Chief Operating Officer	45.00%	$145,927
Marty D. Casteel, Executive Vice President	37.50%	$94,330
Robert Dill, Executive Vice President	27.50%	$50,824

For 2011, the Company based EIP awards on the Company's earnings per share (25%), the performance of the Company's affiliates (20%), asset quality initiatives (25%), the Company's other strategic initiatives (5%) with the remaining 25% based upon discretionary factors selected by the NCCGC.  Generally, each component has three performance points that determine the participant's entitlement for that component, Threshold, Target and Maximum.  No entitlement is earned for a component if the Company's performance is below the Threshold.  The Company's performance at the Threshold level for a component entitles the participant to 50% of the participant's targeted benefit times the weighting factor for such component. The Company's performance at the Target level for a component entitles the participant to 100% of the participant's targeted benefit times the weighting factor for such component.  The Company's performance at the Maximum level entitles the participant to 200% of the participant's targeted benefit times the weighting factor for such component, provided that in the case of Mr. May the total EIP benefit payable shall not exceed 133% of his targeted benefit.  Performance in excess of the Maximum does not entitle the participant to a benefit in excess of the maximum benefit times the weighting of that component.  If the performance with respect to any component is in excess of the Threshold and less than the Maximum, then the participant's entitlement is a prorated percentage computed based upon the Company's actual performance in proportion to the closest performance points for that component.

The earnings per share component is based upon the Company's earnings per share adjusted to exclude the tax adjusted EIP expense and any extraordinary expenses. This component is allocated 25% of the participant's targeted EIP benefit.  The Threshold for the earnings per share is the prior year's earnings per share, as so adjusted, $1.55 for 2011.   The Target and Maximum for 2011 were set at $1.63 and $1.86, respectively, or 105% and 120%, respectively, of the 2010 adjusted earnings per share.   The actual adjusted earnings per share for 2011 were $1.48.  The 2011 results for this component did not reach the Threshold.  The participants were not entitled to an EIP benefit based upon the earnings per share component.

The affiliate performance component is based upon the earnings (as adjusted for tax adjusted EIP expense and extraordinary expenses) of each of the eight subsidiary banks of the Company, Simmons First National Bank (SFNB), Simmons First Bank of South Arkansas (SFBSA), Simmons First Bank of Northeast Arkansas (SFBNEA), Simmons First Bank of Northwest Arkansas (SFBNWA), Simmons First Bank of Searcy (SFBS), Simmons First Bank of Russellville (SFBR), Simmons First Bank of El Dorado (SFBED) and Simmons First Bank of Hot Springs (SFBHS).  This component is allocated 20% of the participant's targeted EIP benefit. The NCCGC establishes a Threshold, Target and Maximum earnings level for each subsidiary bank.  Generally the Threshold is the prior year's actual performance, however if a bank's prior year performance was significantly below expectations, a Threshold higher than the prior year's earnings may be established.  The Target and Maximum were set at 105% and 120% of the earnings Threshold.  For 2011, one subsidiary bank had its Threshold set in excess of its actual 2010 earnings.  The following table sets forth certain information concerning the affiliate performance factor:

Affiliate Performance Component
($ in Thousands)

						Affiliate	Affiliate
	2010	Threshold	Target	Maximum	2011	Payout	Proration	Performance
Bank	Actual	(50%)	(100%)	(200%)	Actual	Pct.	Percentage	Percentage
SFNB	$12,158	$12,158	$12,766	$14,590	$11,874	0%	38.5%	0%
SFBSA	2,872	2,872	3,016	3,446	2,718	0%	9.1%	0%
SFBNEA	5,540	5,540	5,817	6,648	6,137	139%	17.6%	24%
SFBNWA	161	1,321	1,387	2,773	91	0%	4.2%	0%
SFBS	2,453	2,453	2,576	2,944	2,249	0%	7.8%	0%
SFBR	2,298	2,298	2,413	2,758	2,219	0%	7.3%	0%
SFBED	3,369	3,369	3,537	4,043	3,207	0%	10.7%	0%
SFBHS	1,531	1,531	1,608	1,837	1,408	0%	4.9%	0%
Total Performance Pct.								24%

The 2011 results for this factor were 24% of Target, after applying the 20% weighting factor for this component the participants are entitled to an EIP benefit of 5% of the targeted benefit based upon the affiliate performance component.

The asset quality component is based upon specified criteria that the NCCGC has identified as significant in assessing the Company's asset quality.  The specified criteria or the relative weighting of the criteria may change from time to time.  For 2011, the NCCGC identified three subcomponents of the asset quality component, control of past due loans (5%), control of non-performing assets (10%), and control of classified loans (10%).   The asset quality component is allocated 25% of the participant's Target EIP benefit, with each subcomponent having the allocation of the participants' Target EIP benefit as indicated above.

The three subcomponents of the asset quality component, control of loans past due over 30 days but less than 90 days (excluding credit cards and student loans), control of non-performing assets and control of classified loans, are based upon a single performance point.  Therefore, participants either receive all of the EIP benefit allocated to each subcomponent if the relevant performance point is satisfied, or none of the allocated EIP benefit if the relevant performance point is not satisfied.  The performance points for these subcomponents are based upon internal goals and criteria.

The performance point for loans past due more than 30 days but less than 89 days was no more than 0.85% of total loans.  The actual performance for 2011 was 0.54% of total loans.  The performance point was satisfied so each participant received 5% of his targeted EIP benefit attributable to the control of past due loans subcomponent.

The performance point for control of non-performing assets was no more than 0.90% of total assets. For the EIP computation non-performing assets includes non-accrual loans (excluding student loans) and other real estate owned.  The actual performance for 2011 was 1.10% of total assets.  The performance point was not satisfied so no participant received any targeted EIP benefit attributable to the control of non-performing assets subcomponent.

The Company, in monitoring its asset quality, has developed an internal system of grading loans to assess the likelihood of repayment based upon the financial strength of the borrower and guarantors, value of the collateral and other relevant factors.  The loan grading system has eight categories, the top four categories are for performing loans with no more than an insignificant risk of non-payment.  The bottom four categories, criticized, substandard, doubtful and loss, contain loans that the Company has determined have more than an insignificant risk of non-payment.  Loans in these bottom four categories are referred to as classified loans.  The performance point for 2011 was that classified loans should not exceed 22% of total loans.  The actual performance for 2011 was 17.95% of total loans.  The performance point was satisfied so each participant received 10% of his targeted EIP benefit attributable to the control of classified loans subcomponent.

The other strategic initiatives component is based upon specified criteria that the NCCGC has identified as significant considering the Company's short-term business plan and implementation strategies.  The specified criteria or the relative weighting of the criteria may change from time to time.  For 2011, the NCCGC identified core deposit growth as the criteria.   The other strategic initiatives component is allocated 5% of the participant's Target EIP benefit.

The core deposit growth measure is based upon the aggregate number of core deposit accounts with the Company.  At the end of 2011, the aggregate number of core deposit accounts was 149,560. The Threshold required 1% growth in the number of accounts or, an increase to 151,056 accounts, the Target required 3% growth or an increase to 154,047 accounts and the Maximum was set at 5% growth or an increase to 157,038 accounts.  The number of core deposit accounts at the end of 2011 was 152,313.  The 2011 results for this factor were 1.84% increase, after applying the 5% weighting factor and the proration of the result for this component, the participants are entitled to an EIP benefit of 3.55% of the Target EIP benefit based upon the other strategic initiative component.

The discretionary component is determined by the NCCGC based upon criteria the NCCGC has identified as significant considering the Company's business plan and implementation strategies.  The specified criteria or the relative weighting of the criteria may change from time to time.  For 2011, approximately five general job responsibilities of each participant in the EIP were identified.   In the case of the CEO these responsibilities were specified by the NCCGC, while in the case of the other participants these responsibilities were identified by the NCCGC with the assistance of the CEO and the Human Resources Group. The NCCGC determined that the performance of the named executive officers within the performance criteria was substantially at or above the expectations that the NCCGC had established as a Target for criteria within the discretionary component.   The NCCGC determined that J. Thomas May had performed substantially above the Target level for the discretionary component, resulting in a performance factor of 140% of Target, after applying the 25% weighting factor for this component he was entitled to an EIP benefit of 35% of the targeted benefit based upon the discretionary component.  The NCCGC determined that Messrs. Bartlett and Fehlman had performed at the Target level for the discretionary component, resulting in a performance factor of 100% of Target, after applying the 25% weighting factor for this component these participants are entitled to an EIP benefit of 25% of the targeted benefit based upon the discretionary component.  The NCCGC determined that Mr. Casteel had substantially performed at the Target level for the discretionary component, resulting in a performance factor of 96% of Target, after applying the 25% weighting factor for this component Mr. Casteel was entitled to an EIP benefit of 24% of the targeted benefit based upon the discretionary component.  The NCCGC determined that Robert Dill had performed at or above the Target level on four of his five criteria in the discretionary component, resulting in a performance factor of 80% of Target, after applying the 25% weighting factor for this component the participant is entitled to an EIP benefit of 20% of the targeted benefit based upon the discretionary component.

In addition to the performance based components discussed above, the EIP has several qualifying criteria that must be satisfied annually in order for any participant to qualify for benefits under the EIP. The failure to satisfy any one of the qualifying criteria will prevent the participant from earning any EIP benefit to which he or she would have been entitled based upon the EIP components discussed above.  The first two qualifying criteria are the Company's return on tangible equity must exceed 0.50% and the Company's non-performing assets must be less than 2.50% of total assets.  The third and fourth qualifying criteria are based upon ratings granted pursuant to confidential regulatory examinations.  The fifth qualifying criterion requires the participant to have a satisfactory individual performance rating.  The Company satisfied the first four qualifying criteria in 2011 and each of the named executive officers had at least a satisfactory individual performance rating for 2011.

In summary, the NCCGC determined that for 2011 the Company did satisfy the qualifying criteria, the affiliate performance component and two of the three subcomponents of the asset quality component, the other strategic initiative component and the criteria established for the discretionary component.  The EIP payments to the named executive officers for 2011 were within a range from 43% to 58% of the Target EIP award amounts.

For 2012, the Company will base EIP awards on the Company's earnings per share (25%), the performance of the Company's affiliates (15%), asset quality initiatives (25%), the Company's other strategic initiatives (10%) with the remaining 25% based upon discretionary factors selected by the NCCGC.  The initial criteria set forth for the discretionary component will focus on criteria related to the individual participant's job performance, including job responsibilities related to evaluation, preparation and implementation of FDIC assisted transactions or traditional acquisitions, and planning and assimilation of the recently acquired banking operations and such other criteria as may be determined by the NCCGC.

3.    Equity Incentives

Historically, the Company has made stock option and restricted stock awards to executives of the Company and its subsidiary banks.  These awards are generally granted once a year, although in special circumstances additional grants may be made.  These awards are used to create a common economic interest among executives and shareholders and to recruit and retain qualified executives.  From time to time, the Company has made routine grants of restricted stock to its executives and also has utilized restricted stock grants in connection with the hiring, promotion or retention of executives. The Company's stock options generally have an exercise price equal to the closing price of the Company's stock on the day prior to the date of grant, a ten year term and vest in equal installments over five years after the date of grant.  Accordingly, the actual value an executive will realize from an option is tied to appreciation in the stock price and, therefore, is aligned with increased corporate performance and shareholder returns.  The restricted stock granted in 2011, the outstanding option grants and unvested restricted stock grants from prior years are reflected in the tables below.

During 2011, the restricted stock grants were made under the Simmons First National Corporation Executive Stock Incentive Plan - 2006, which is administered by the NCCGC.  No stock options were granted in 2011. Under this plan, the Company is authorized to grant incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock.  Historically, the NCCGC has utilized incentive stock options for most executives, but due to recent changes in the accounting rules regarding stock-based compensation and the recent turmoil in the banking industry, the Company has decided to de-emphasize stock options and increase the use of restricted stock in making future grants.  On several occasions in the past, the NCCGC has chosen to grant non-qualified stock options when under the specific circumstances the desired grants would not qualify as incentive stock options or the NCCGC determined that stock appreciation rights should be granted with the options.

The level of equity incentive compensation that an executive will receive is a function of four variables:

●	the executive's level of participation;
●	the goals set for the Company;
●	the payout amounts established by the NCCGC which correspond to Threshold, Target and Maximum levels of performance; and
●	the NCCGC's determination of the extent to which the goals were met.

Based upon the recommendation of the Company's compensation consultant, the NCCGC began utilizing performance based restricted stock grants in 2009.  The performance grants are based upon the Company's prior year's performance, hence the 2011 grants were based upon the Company's performance during 2010.  In February, 2010, and February, 2011, the NCCGC established a target payout from equity incentives for the participants in the Company's Executive Stock Incentive Plan - 2006, including the named executive officers for grants to be made in the 2011 and 2012, respectively.  The table below sets forth the targeted restricted stock incentive for the named executive officers for 2011 and 2012.
	2011	2011	2012	2012
	Targeted	Targeted	Targeted	Targeted
	Incentive	Incentive	Incentive	Incentive
Executive Name & Title	(% of Salary)	($)	(% of Salary)	($)
J. Thomas May, CEO	45%	$216,630	45%	$219,879
Robert A. Fehlman, CFO	30%	74,349	30%	75,464
David Bartlett, President & COO	35%	111,822	35%	113,499
Marty D. Casteel, EVP	30%	74,349	30%	75,464
Robert Dill, EVP	20%	36,417	20%	36,963

For grants to be made in 2010 and 2011, the NCCGC based the performance grants upon three components of the Company's financial performance during 2009 and 2010, return of tangible assets, revenue growth and core deposit growth.  The components are weighted to emphasize the current strategic focus of the Company.  The NCCGC sets Threshold, Target and Maximum performance levels for each component which if satisfied will entitle the participant to 50%, 100% and 150%, respectively, of the participant's targeted benefit attributable to that component. Each participant is entitled to 25% of the Participant's targeted benefit, regardless of whether the Company satisfies any performance point for any of the components.  The Company's performance at the Threshold level for a component entitles the participant to 50% of the Participant's target benefit times the weighting factor for such component.   The Company's performance at the Target level for a component entitles the participant to 100% of the Participant's target benefit times the weighting factor for such component.  The Company's performance at the Maximum level entitles the participant to 150% of the Participant's target benefit times the weighting factor for such component.  Performance in excess of the Maximum does not entitle the participant to a benefit in excess of the maximum target benefit times the weighting of that component.  If the performance with respect to any component is in excess of the Threshold and less than the Maximum, then the participant's entitlement is a prorated percentage computed based upon the Company's actual performance in proportion to the closest performance points for that component.

The performance points for the 2011 grants were set based upon the two year average (2010 and 2011) of the selected financial components of the performance peer group.  The performance peer group consists 71 companies, being all of publicly traded banks or bank holding companies in the United States with assets between $2 and $5 billion,  excluding those institutions for which financial information is incomplete or not available.  For the Return on Tangible assets component, the Threshold, Target and Maximum benefit levels were set at the 50th percentile, 75th percentile and 90th percentile, respectively, of the performance peer group.  For the Revenue Growth and Core Deposit Growth components, the Threshold, Target and Maximum benefit levels were set at the 25th percentile, 50th percentile and 75th percentile, respectively, of the performance peer group for the specified component. The performance points for 2010 were set utilizing a similar procedure, but the company's designated peer group was used to establish performance levels.

The performance points and actual performance on the components for the equity incentives for the years 2010 and 2011, which affect restricted stock grants in 2010 and 2011, respectively, are set forth in the table below.

Component	Weight	Year	Threshold	Target	Maximum	Actual
Return on Tangible Assets	35%	2010	0.28%	0.87%	1.34%	0.87%
Revenue Growth	40%	2010	-1.40%	4.57%	8.88%	5.37%
Core Deposit Growth	25%	2010	6.25%	13.21%	21.61%	8.52%

Return on Tangible Assets	35%	2011	0.62%	0.96%	1.24%	0.79%
Revenue Growth	40%	2011	0.35%	3.55%	8.04%	1.82%
Core Deposit Growth	25%	2011	4.92%	7.99%	12.24%	7.45%

The performance of the Company during 2010 satisfied at least the threshold for all components, producing an aggregate benefit entitlement of 95.4% of the target benefit, consisting of 35.1% of the targeted benefit for the return on tangible assets component, 43.7% of the targeted benefit for the revenue growth component and 16.6% of the targeted benefit for the core deposit growth component.    Based upon the Company's performance in 2010, the participants were granted restricted stock in February, 2011 in an amount equal to 95% of each participant's target benefit.

The performance of the Company during 2011 satisfied at least the threshold for all components, producing an aggregate benefit entitlement of 78% of the target benefit, consisting of 26% of the targeted benefit for the return on tangible assets component, 29% of the targeted benefit for the revenue growth component and 23% of the targeted benefit for the core deposit growth component.    Based upon the Company's performance in 2011, the participants were granted restricted stock in February, 2012 in an amount equal to 78% of each participant's target benefit.

The equity incentive benefit to which a participant is entitled is granted in February of the following calendar year, by the granting of a number of restricted shares of SFNC stock equal to the amount of the earned equity incentive divided by the closing price of SFNC stock on the day prior to the grant.  Generally, the restricted shares so granted vest 20% per year at the end of each of the next five years.

Please refer to the section below, "Other Guidelines and Procedures Affecting Executive Compensation" for additional information regarding the Company's practices when granting stock options and restricted stock.

4.    Benefits

A.    Profit Sharing and Employee Stock Ownership Plan

The Company offers a combination profit sharing and employee stock ownership plan.  This plan is open to substantially all of the employees of the Company including the named executive officers.  The plan and the contributions to the plan provide for retirement benefits to employees and allow the employees of the Company to participate in the ownership of stock in the Company.

The plan is funded solely by Company contributions which are divided between the profit sharing plan component and the employee stock ownership plan component.  Contributions in the profit sharing plan are invested by the Simmons First Trust Company, N.A., an affiliate of the Company, in marketable securities, while contributions to the employee stock ownership plan component are invested in the stock of the Company.  The Company targets a contribution of approximately 5.5% of the eligible earnings of the participants in this plan and annually specifies the allocation of the contribution between the profit sharing plan and the employee stock ownership plan components.

B.    401(k) Plan

The Company offers a qualified 401(k) Plan in which it makes matching contributions to encourage employees to save money for their retirement.  This plan, and the contributions to it, enhance the range of benefits offered to executives and enhance the Company's ability to attract and retain employees.  Under the terms of the 401(k) Plan, employees may defer a portion of their eligible pay, up to the maximum allowed by I.R.S. regulation, and the Company matches 25% of the first 6% of compensation for a total match of 1.5% of eligible pay for each participant who defers 6% or more of his or her eligible pay.

C.    Perquisites and Other Benefits

Perquisites and other benefits represent a small part of the overall compensation package, and are offered only after consideration of business need.  The NCCGC annually reviews the perquisites and other personal benefits that are provided to senior management.  The primary perquisites are automobile allowances, personal use of company automobiles, club memberships and certain relocation and moving expenses.  The NCCGC believes that allowing the reasonable personal use of a company owned automobile provided for an executive is incidental to the performance of his or her duties and causes minimal additional cost to the Company.  Likewise, the granting of an automobile allowance to an executive provides a means of transportation for the executive in performing his executive duties and benefits the Company.  The Company sponsors the membership in golf or social clubs for certain senior executives who have responsibility for the entertainment of clients and prospective clients.

D.    Post-Termination Compensation

Deferred Compensation Arrangements   In 2011, the Company maintained four non-qualified deferred compensation arrangements designed to provide supplemental retirement pay from the Company to four executives, Messrs. May, Bartlett, Fehlman and Casteel.  The Deferred Compensation Agreements for Messrs. May, Fehlman and Casteel and the Executive Salary Continuation Agreement for Mr. Bartlett are non-qualified defined benefit type plans. The Company bears the entire cost of benefits under these plans.

The plan for Mr. Bartlett was assumed in the merger with Alliance Bancorporation, Inc. in 2004.  This plan is frozen and of the named executive officers, only Mr. Bartlett has a benefit payable from this plan.  His benefit is fully vested and based on his service prior to 2004.

The Company provides retirement benefits in order to attract and retain executives.  The amounts payable to the participants under these plans are determined by each plan's benefit formula, which is described in the section below "Pension Benefits Table."

Change in Control Agreements  The Company has entered into Change in Control Agreements ("CIC Agreements") with members of senior management of the Company and its subsidiary banks, including each of the named executive officers.  Except for these CIC Agreements, and a general severance policy, none of the named executive officers has an employment agreement which requires the Company to pay their salary for any period of time.  The Company entered into the CIC Agreements because the banking industry has been consolidating for a number of years and it does not want its executives distracted by a rumored or actual change in control.  Further, if a change in control should occur, the Company wants its executives to be focused on the business of the organization and the interests of shareholders.  In addition, it is important that the executives can react neutrally to a potential change in control and not be influenced by personal financial concerns.  The Company believes the CIC Agreements are consistent with market practice and assist the Company in retaining its executive talent.  The level of benefits for the named executive officers ranges from one to two times certain elements of their compensation which the NCCGC believes is competitive with the banking industry as a whole and specifically with the designated peer group.

Upon a change in control, followed by a termination of the executive's employment by the Company without "Cause" or by the executive after a "Trigger Event," the CIC Agreements require the Company to pay or provide the following to the executive:

●
a lump sum payment equal to one or two times the sum of the executive's base salary (the highest amount in effect anytime during the twelve months preceding the executive's termination date) and the executive's incentive compensation (calculated as the higher of the target EIP for the year of termination or the average of the executive's last two years of EIP awards);

●	up to three years of additional coverage under the Company's health, dental, life and long-term disability plans; and

●
a payment to reimburse the executive, in the case of Messrs. May, Fehlman, Bartlett and Casteel, for any excise taxes on severance benefits that are considered excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code plus income and employment taxes on such tax gross up as well as interest and penalties imposed by the IRS.

In addition, upon a change in control, all outstanding stock options vest immediately and all restrictions on restricted stock lapse.  Further, upon a change in control, the requirement under the deferred compensation plans for Messrs. Fehlman and Casteel that the participant remain employed until age 65 (age 67 in the case of Mr. Casteel) is deleted and the benefit is immediately vested.  A change in control does not affect Mr. May's benefit under the May Plan or Mr. Bartlett's benefit under the Bartlett Plan, since they are currently fully vested.

The Company believes that CIC Agreements should encourage retention of the executives during the negotiation and following a change in control transaction, compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive's personal wealth.  Therefore, the CIC Agreements, except in the case of Mr. May, require that there be both a change in control and an involuntary termination without "Cause" or a voluntary termination within six months after a "Trigger Event" which is often referred to as a "double-trigger." The double-trigger ensures that the Company will become obligated to make payments under the CIC Agreements only if the executive is actually or constructively discharged as a result of the change in control.  However, the NCCGC has determined that in the case of Mr. May, a single trigger CIC Agreement is appropriate.  Within twelve months following a change in control, Mr. May is permitted to request payment of his termination compensation under his CIC Agreement without either an involuntary termination or a termination following a Trigger Event.

                After a recent review of the existing CIC Agreements, the NCCGC adopted a policy not to approve any new CIC Agreements containing a single trigger or a tax gross-up feature or any amendments to existing CIC Agreements to implement a single trigger or tax gross-up feature.  The NCCGC reviews the general elements and salary structure of the Company's compensation plan annually and makes adjustments to ensure that it is consistent with its compensation philosophies, Company and personal performance, current market practices, assigned duties and responsibilities and inflation.

Executive Retention Program

The Company adopted the Simmons First National Corporation Executive Retention Program on January 25, 2010.  The program is intended to assist the Company in retaining its existing executive management during and immediately following the executive transition surrounding the anticipated retirement of J. Thomas May, Chairman and Chief Executive Officer, at the end of 2013.  The participants in the program are David L. Bartlett, Robert A. Fehlman and Marty D. Casteel.  The program consists of cash bonuses ($175,000 for Mr. Bartlett and $125,000 for Messrs. Fehlman and Casteel) and restricted stock grants under the Company's existing executive equity incentive plans.   The restricted stock grants under the program were made on January 25, 2010, and will vest on December 31, 2015, subject to the earlier vesting due to death, disability, change in control of the Company or involuntary termination of employment without cause.  The cash bonuses will be payable in January, 2016, subject to earlier payment, upon and to the extent of, earlier vesting, due to death, disability, change in control of the Company or involuntary termination of employment without cause.  No additional bonuses or grants were made under the Executive Retention Program in 2011.

Other Guidelines and Procedures Affecting Executive Compensation

Stock-Based Compensation Procedures Regarding NCCGC and Board Approval  The Board of Directors approves all grants of stock-based compensation to the executives.  Any proposed grants to the CEO are originated and approved by the NCCGC and then submitted to the Board of Directors for approval.  Grants to the CEO may or may not occur simultaneously with grants to other executives.  Prospective grants of stock-based compensation to other executives are proposed to the NCCGC by the CEO.  The NCCGC considers, modifies, if necessary, and acts upon the proposed grants.  If approved, the proposed grants are then submitted to the Board of Directors for consideration and approval.

Stock-Based Compensation Procedures Regarding Timing and Pricing of Awards  The Company's policy is to make grants of equity-based compensation only at current market prices.  The exercise price of stock options is set at the closing stock price on the day prior to the date of grant.  The Company has elected to use the prior day's closing price to provide certainty in the designation of the option price upon the date the Board approves the grant.  The Company does not grant "in-the-money" options or options with exercise prices below market value on the day prior to date of grant.  The Company's policy is to consider grants at scheduled meetings of the NCCGC and refer recommended grants to the Board of Directors for approval, and such grants are either effective on the Board approval date or a specified future date. Further, historically, the Company has made the majority of such grants on the date of the May meeting of the Board of Directors.  Beginning with the 2009 grants which were based upon the Company's results for the prior year under specified performance measures, the NCCGC has recommended and the Board has approved such grants in February. The Company may make grants at other times throughout the year, upon due approval of the NCCGC and the Board, in connection with grants to the CEO or to other executives in exceptional circumstances, such as the hiring, promotion or retention of an executive officer or in connection with an acquisition transaction.

The Company attempts to schedule restricted stock award and stock option grants at times when the market is not influenced by scheduled releases of information.  The Company does not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

Historically, the Company chose the May meeting of its Board of Directors because it was the first meeting of the Board of Directors after the annual meeting of shareholders at which the stock compensation plans were approved.  Prior to 2009, the Company had generally continued to follow this schedule regardless of whether stock compensation plans were being presented for approval at the annual shareholders meeting.  With the introduction of performance based grants in 2009, the Company has moved the date of the grants to the first quarter of the year.  Since the performance grants are based upon a formula related to the prior year's performance, the determination of the amount of the proposed grants can be completed when the financial results for the prior year are completed.  Accordingly, the Company has determined that the approval and issuance of the grants for the current year based upon last year's performance should be addressed in the first quarter, during the period when the performance goals for the current year are being set.  The grants are made at a time when the Company's financial results have already become public, and there is little potential for abuse of material, non-public information in connection with restricted stock or option grants.  The influence of the Company's disclosures of non-public information on the exercise price of these stock-based incentives is minimized by utilizing NCCGC and/or Board meeting dates as grant dates and by setting the vesting period at one year or longer.  The Company follows the same procedures regarding the timing of grants to its executive officers as it does for all other participants.

Role of Executive Officers in Determining Executive Compensation  The NCCGC oversees the administration of executive compensation plans, including the design, performance measures and award opportunities for the executive incentive programs, and certain employee benefits, subject to final action by the Board of Directors in certain cases.  The Board of Directors, upon approval and recommendation from the NCCGC, determines and approves all compensation and awards to the CEO and other executives.  The NCCGC reviews the performance and compensation of the CEO.  The CEO reviews the performance and compensation of the other executive officers, including the other named executive officers, and reports any significant issues or deficiencies to the NCCGC.  The members of the Company's Human Resources Group assist in such reviews.  The CEO and the Human Resources Group, at least annually, review the unified compensation classification program of the Company which determines the compensation of all salaried employees of the Company and its affiliates, including other executives.  The Company's compensation program is based in part on market data provided by the compensation consultant.  Executive officers do not otherwise determine or make recommendations regarding the amount or form of executive or director compensation.

Adjustments to Incentive Compensation as a Result of Financial Inaccuracies   The NCCGC's policy is to recover improper amounts related to past awards in the event material inaccuracies are found in the Company's financial results.  Under the clawback provisions in the incentive plans, the NCCGC will seek recovery of any sums improperly paid as a bonus or incentive payments made to an executive on the basis of having met or exceeded performance targets during a period in which material inaccuracies of financial results are discovered.

Share Ownership Guidelines  The Company encourages directors and executive officers to be shareholders.  The Company believes that share ownership by directors and executives is a contributing factor to enhanced long-term corporate performance.  Although the directors and executive officers already have an equity stake in the Company (as reflected in the beneficial ownership information contained in this Proxy Statement), the Company has adopted share ownership policies for directors and for officers that participate in the Company's equity compensation plans.

Members of the Board of Directors are required to own at least 1,500 shares of the Company's common stock.  Directors are not required to purchase shares to reach this guideline but are restricted from liquidating shares received as stock options or restricted stock until the ownership guideline is satisfied.  After satisfaction of the ownership guideline, a Director may not liquidate shares received pursuant to a stock option or restricted stock grant until three (3) years after the grant date.

                Executive officers of the Company that participate in the Company's equity compensation plans are subject to minimum stock ownership requirements.  The CEO is required to own 7,500 shares of the Company's common stock, the other named executive officers are required to own 1,000 shares and all other officers participating in the equity compensation plans are required to own 500 shares. The officers are not required to purchase shares to reach this guideline but are restricted from liquidating shares received as stock options or restricted stock until the ownership guideline is satisfied.  After satisfaction of the ownership guideline, an officer may not liquidate shares received pursuant to a stock option or restricted stock grant until three (3) years after the grant date.

Tax Considerations

It has been and continues to be the NCCGC's intent that all non-equity incentive payments be deductible unless maintaining such deductibility would undermine the Company's ability to meet its primary compensation objectives or would otherwise not be in the Company's best interest.  The Company also regularly analyzes the tax effects of various forms of compensation and the potential for excise taxes to be imposed on the executive officers which might have the effect of frustrating the goals of such compensation.  The following provisions of the Internal Revenue Code of 1986 ("Code") have been considered.

Section 162(m)  Section 162(m) of the Code, as amended, provides that compensation in excess of $1 million paid for any year to a corporation's chief executive officer and the four other highest paid executive officers at the end of such year will not be deductible for federal income tax purposes unless: (1) the compensation qualifies as "performance-based compensation," and  (2) the company advised its shareholders of, and the shareholders have approved, the material terms of the performance goals under which such compensation is paid.

Sections 280G and 4999  The Company provides the named executive officers with change in control agreements.  Certain of the change in control agreements provide for tax protection in the form of a gross up payment to reimburse the executive for any excise tax under Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement.  Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an "excess parachute payment" and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control.  A payment as a result of a change in control must exceed three times the executive's base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive's base amount.  The intent of the tax gross-up is to provide a benefit without a tax penalty to the executives who are displaced in the event of a change in control.  The Company believes the provision of tax protection for excess parachute payments for certain of its executive officers is consistent with the historic market practice within the banking industry, is a valuable incentive in retaining executives and is consistent with the objectives of the Company's overall executive compensation program.

Section 409A  Amounts deferred under the non-qualified deferred compensation programs after December 31, 2004 are subject to Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts and the ability to change the form and timing of payments initially established.  Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty.  The Company has made amendments to its compensation plans to comply with Section 409A and continues to operate the plans in good faith compliance with Section 409A and the regulations thereunder.

 Summary

In summary, the Company believes this mix of salary, formula based cash incentives for both short-term and long-term performance and the stock-based compensation motivates the Company's management team to produce strong returns for shareholders.  Further, in the view of the NCCGC, the overall compensation program appropriately balances the interests and needs of the Company in operating its business with appropriate employee rewards based on enhancing shareholder value.

Report of the NCCGC on the Compensation Discussion and Analysis

The NCCGC reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management.  Based on such review and discussion, the NCCGC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Submitted by the Nominating, Compensation and Corporate Governance Committee of the Company's Board of Directors.

Harry L. Ryburn, Chairman	Steven A. Cossé	Sharon Gaber
Eugene Hunt	George A. Makris, Jr	W. Scott McGeorge
Edward Drilling	William E. Clark, II	Robert L. Shoptaw

RELATIONSHIP OF COMPENSATION POLICIES AND PRACTICES TO RISK MANAGEMENT

The Company intends that total compensation and each of its components, including base salary, bonus, incentive compensation (if applicable), retirement and other benefits should be market competitive and consistent with the Company's performance goals. The Company seeks to attract, retain, develop and reward high performing associates who are committed to the Company's success. Base salaries are set based upon the job classification and incentive compensation (if applicable) is based on Company and individual performance.

The Company has not identified any compensation practice or policy that presents risks that are reasonably likely to have a material adverse effect on the Company.  The Company strives to ensure that its compensation programs do not create inappropriate risks for the Company.  As a part of its general review of the Company's compensation programs, the NCCGC:

Reviews with management the Company's employee compensation plans to take all reasonable steps to identify and limit any unnecessary risks that these plans pose to the Company;

Reviews with management the compensation plans for the named executive officers and makes all reasonable efforts to ensure that these plans do not encourage the named executive officers to take unnecessary and excessive risks; and

Reviews the Company's compensation programs, with the assistance of its compensation consultant, to identify and revise any features in the compensation programs that would encourage the misstatement or manipulation of the Company's financial information or reported earnings to enhance employee compensation.

The reviews include consideration of risks in all compensation programs and factors designed to mitigate risks in such programs.  The Company has recently implemented "clawback" provisions in its cash incentive compensation programs, requiring any of the participants to repay any bonus or incentive compensation that was based upon statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

SUMMARY OF COMPENSATION AND OTHER PAYMENTS TO THE NAMED EXECUTIVE OFFICERS

Overview   The following sections provide a summary of cash and certain other amounts paid for the year ended December 31, 2011 to the named executive officers. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the named executive officers for the year ended December 31, 2011. The compensation disclosed below is presented in accordance with SEC regulations. According to those regulations, the Company is required in some cases to include:

•	amounts paid in previous years;

•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of the Company;

•
amounts paid to the named executive officers which might not be considered "compensation" (for example, distributions of deferred compensation earned in prior years, and at-market earnings, dividends or interest on such amounts)

•
an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option will not be forfeited or exercised before the end of its 10-year life, and even though the actual realization of cash from the award depends on whether the stock price appreciates above its price on the date of grant, whether the executive will continue his employment with the Company and when the executive chooses to exercise the option; and

•
the increase in present value of future pension payments, even though such increase is not cash compensation paid this year and even though the actual pension benefits will depend upon a number of factors, including when the executive retires, his compensation at retirement and in some cases the number of years the executive lives following his retirement.

Therefore, you are encouraged to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, you are encouraged to read this section in conjunction with the discussion above at "Compensation Discussion and Analysis."

2011 SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the named executive officers for 2009, 2010 and 2011, the most recently completed fiscal year.

The column "Salary" discloses the amount of base salary paid to the named executive officer during each year. The column "Bonus" discloses cash amounts paid to named executive officers as discretionary bonuses.  In the columns "Stock Awards" and "Option Awards," SEC regulations require the disclosure of the award of stock or options at the grant date fair value measured in dollars and calculated in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation ("Topic 718").  For restricted stock, the Topic 718 fair value per share is the closing price of the stock on the last trading day preceding the date of grant. For stock options, the Topic 718 fair value per share is based on certain assumptions which are explained in footnote 12 to the Company's financial statements which are included in the annual report on Form 10-K.  The amounts shown in the Summary Compensation Table include the fair value of the option grant and restricted stock grants in the year of grant, without regard to any deferred vesting. Please also refer to the second table in this Proxy Statement, "Grants of Plan-Based Awards."

Restricted stock awards typically vest in equal installments over five years from the date of grant, but may utilize shorter vesting periods, particularly if the recipient is nearing retirement. Awards are conditioned on the participant's continued employment with the Company, but may have additional restrictions, including performance conditions. Restricted stock allows the participant to vote and receive dividends prior to vesting.

The column "Non-Equity Incentive Plan Compensation" discloses the dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans, including the EIP. Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measure was satisfied during the fiscal year. For example, the EIP awards are annual awards and the payments under those awards are made based upon the achievement of financial results measured as of December 31 of each fiscal year; accordingly, the amount reported for EIP corresponds to the fiscal year for which the award was earned even though such payment was made after the end of such fiscal year.

The column "Change in Pension Value and Nonqualified Deferred Compensation Earnings," discloses the sum of the dollar value of (1) the aggregate change in the actuarial present value of the named executive officers accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) in effect during the indicated years; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including on nonqualified defined contribution plans.  The annual increase in the present value of the benefits for the named executive officers under their deferred compensation plans are disclosed in this column.

The column "All Other Compensation" discloses the sum of the dollar value of:

•	perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;
•	all "gross-ups" or other amounts reimbursed during the fiscal year for the payment of taxes;
•	amounts paid or which became due related to termination, severance or a change in control, if any;
•	the contributions to vested and unvested defined contribution plans; and
•	any life insurance premiums paid during the year for the benefit of a named executive officer

SUMMARY COMPENSATION TABLE

Name	Year	Salary	Bonus	Stock	Option	Non-	Change in	All	Total
and		$)	($)	Awards	Awards	Equity	Pension	Other	($)
Principal				($)	($)	Incentive	Value and	Compen-
Position						Plan	Nonqualified	sation
						Compen-	Deferred	($) [a]
						sation	Compensation
						($)	Earnings
							($)
J. Thomas May,	2011	$488,625	$0	$206,752	$0	$214,136	$87,009	$52,200	$1,048,722
Chief Executive	2010	$481,876	$50,757	$453,567	$0	$267,714	$50,314	$45,385	$1,349,613
Officer	2009	$474,285	$50,307	$70,358	$0	$193,134	$14,998	$40,426	$843,509

Robert A. Fehlman,	2011	$251,547	$0	$71,000	$0	$45,687	$19,202	$40,988	$428,424
Chief Financial	2010	$242,408	$0	$216,742	$0	$73,883	$9,842	$37,849	$580,724
Officer	2009	$225,300	$0	$20,399	$0	$45,873	$0	$33,516	$325,088

David L. Bartlett,	2011	$324,283	$2,996	$106,784	$0	$70,676	$46,673	$36,149	$587,561
President and Chief	2010	$318,311	$3,166	$325,191	$0	$114,296	$43,296	$35,238	$839,498
Operating Officer	2009	$314,769	$3,172	$33,469	$0	$76,907	$39,864	$34,285	$502,667

Marty D. Casteel,	2011	$251,547	$0	$71,000	$0	$44,473	$51,934	$39,112	$458,066
Executive Vice	2010	$242,408	$0	$216,742	$0	$73,883	$38,940	$36,763	$608,736
President, Administration	2009	$225,300	$0	$20,399	$0	$45,873	$0	$34,175	$325,747

Robert C. Dill,	2011	$184,815	$0	$34,790	$0	$22,075	$0	$33,571	$275,251
Executive Vice	2010	$181,412	$0	$49,759	$0	$34,800	$0	$31,061	$297,032
President	2009	$179,393	$0	$11,116	$0	$26,785	$0	$29,016	$246,309

[a]
This category includes perquisites and other benefits:  For 2011 - for Mr. May, contribution to the ESOP, $14,492, the Company's matching contribution to the '401(k) Plan, $3,675, use of Company automobile, $5,334, life insurance premiums, $10,761, country club dues, $4,369 and dividends paid on unvested restricted shares, $13,569; for Mr. Fehlman, contribution to the ESOP, $14,492, the Company's matching contribution to the '401(k) Plan, $3,675, country club dues, $7,476, automobile allowance, $6,000, life insurance premiums, $1,523 and dividends paid on unvested restricted shares, $7,822; for Mr. Bartlett, contribution to the ESOP, $14,492, country club dues, $6,536, personal use of company automobile, $1,157, life insurance premiums, $4,917 and dividends paid on unvested restricted shares, $9,047; for Mr. Casteel, contribution to the ESOP, $14,492, the Company's matching contribution to the '401(k) Plan, $3,675, automobile allowance, $6,000, country club dues, $3,880, life insurance premiums, $3,274 and dividends paid on unvested restricted shares, $7,791; for Mr. Dill, contribution to the ESOP, $14,492, the Company's matching contribution to the '401(k) Plan, $3,239, automobile allowance, $6,000, country club dues, $2,264, life insurance premiums, $5,350 and dividends paid on unvested restricted shares, $2,226.  For 2010 - for Mr. May, contribution to the ESOP, $13,632, the Company's matching contribution to the '401(k) Plan, $3,675, use of Company automobile, $1,592, life insurance premiums, $8,496, country club dues, $5,126 and dividends paid on unvested restricted shares, $12,863; for Mr. Fehlman, contribution to the ESOP, $13,632, the Company's matching contribution to the '401(k) Plan, $3,675, country club dues, $7,140, automobile allowance, $6,000, life insurance premiums, $1,448 and dividends paid on unvested restricted shares, $5,954; for Mr. Bartlett, contribution to the ESOP, $13,632, country club dues, $6,631, life insurance premiums, $4,469 and dividends paid on unvested restricted shares, $8,975; for Mr. Casteel, contribution to the ESOP, $13,632, the Company's matching contribution to the '401(k) Plan, $3,675, automobile allowance, $6,000, country club dues, $4,442, life insurance premiums, $3,106 and dividends paid on unvested restricted shares, $5,908; for Mr. Dill, contribution to the ESOP, $13,514, the Company's matching contribution to the '401(k) Plan, $3,239, automobile allowance, $6,000, country club dues, $1,968, life insurance premiums, $4,577 and dividends paid on unvested restricted shares, $1,763.  For 2009 - for Mr. May, contribution to the ESOP, $13,632, the Company's matching contribution to the '401(k) Plan, $3,675, use of Company automobile, $357, life insurance premiums, $5,633, country club dues, $7,840 and dividends paid on unvested restricted shares, $9,289; for Mr. Fehlman, contribution to the ESOP, $13,632, the Company's matching contribution to the '401(k) Plan, $3,675, country club dues, $6,782, automobile allowance, $6,000, life insurance premiums, $989 and dividends paid on unvested restricted shares, $2,438; for Mr. Bartlett, contribution to the ESOP, $13,632, country club dues, $12,072, life insurance premiums, $3,943 and dividends paid on unvested restricted shares, $4,638; for Mr. Casteel, contribution to the ESOP, $13,632, the Company's matching contribution to the '401(k) Plan, $3,675, automobile allowance, $6,000, country club dues, $6,607, life insurance premiums, $2,474 and dividends paid on unvested restricted shares, $1,787; for Mr. Dill, contribution to the ESOP, $10,998, the Company's matching contribution to the '401(k) Plan, $2,965, automobile allowance, $6,000, country club dues, $4,394, life insurance premiums, $3,390 and dividends paid on unvested restricted shares, $1,269.

2011 GRANTS OF PLAN-BASED AWARDS

This table discloses information concerning each grant of an award made to a named executive officer in 2011. This includes EIP, stock option awards and restricted stock awards under the Simmons First National Corporation Executive Stock Incentive Plan - 2006, which is discussed in greater detail in this Proxy Statement under the caption "Compensation Discussion and Analysis." The Threshold, Target and Maximum columns reflect the range of estimated payouts under the EIP.  In the 7th and 8th columns, the number of shares of common stock underlying options granted in the fiscal year and corresponding per-share exercise prices are reported. In all cases, the exercise price was equal to the closing market price of the common stock on the day prior to date of grant. Finally, in the 9th column, the aggregate value computed under the Accounting Standards Codification Topic 718, Compensation – Stock Compensation, for all awards made in 2011 is reported.

GRANTS OF PLAN-BASED AWARDS

Name	Grant	Estimated Future			All	All	Exercise	Grant
	Date	Payouts Under Non-Equity			Other	Other	or Base	Date
		Incentive Plan Awards			Stock	Option	Price of	Fair
		Threshold	Target	Maximum	Awards:	Awards:	Option	Value
		($)	($)	($)	Number	Number	Awards	of
					of	of Securities	($/Sh)	Stock
					Shares	Under-		and
					of Stock	lying		Option
					or Units	Options		Awards
					(#) [a]	(#)		($)
J. Thomas May
EIP	1/1/2011	$183,233	$366,466	$488,621
Stock Plans	2/28/2011				7,280 [b]	0	___	$206,752
Robert A. Fehlman
EIP	1/1/2011	$47,165	$94,330	$188,660
Stock Plans	2/28/2011				2,500 [c]	0	___	$71,000
David L. Bartlett
EIP	1/1/2011	$72,964	$145,927	$291,855
Stock Plans	2/28/2011				3,760 [c]	0	___	$106,784
Marty D. Casteel
EIP	1/1/2011	$47,165	$94,330	$188,660
Stock Plans	2/28/2011				2,500 [c]	0	___	$71,000
Robert C. Dill
EIP	1/1/2011	$25,412	$50,824	$101,648
Stock Plans	2/28/2011				1,225 [c]	0	___	$34,790

[a]
The stock awards in these columns represent the indicated percentage of the total stock awards made by the Company during 2011:  Mr. May 15.1%, Mr. Fehlman  5.2%, Mr. Bartlett 7.8%, Mr. Casteel  5.2% and Mr. Dill  2.5%.

[b]	These restricted shares vest in three equal installments on the first through the third anniversary of the grant date.
[c]	These restricted shares vest in five equal installments on the first through the fifth anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED IN 2011

The following table provides information concerning exercises of stock options, stock appreciation rights and similar instruments and vesting of stock, including restricted stock and similar instruments, which were granted in prior years but were exercised or vested during 2011 for each of the named executive officers on an aggregated basis. The table reports the number of securities for which options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that vested; and the aggregate dollar value realized upon vesting of stock.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

Name	Number of	Value	Number of	Value
	Shares	Realized on	Shares	Realized on
	Acquired on	Exercise [a]	Acquired on	Vesting [b]
	Exercise	($)	Vesting	($)
	(#)		(#)
J. Thomas May	0	$0	6,042	$169,479
Robert A. Fehlman	0	$0	1,251	$32,938
David L. Bartlett	0	$0	1,926	$50,756
Marty D. Casteel	2,000	$27,270	1,232	$32,482
Robert C. Dill	10,000	$135,350	653	$17,383

[a]	The Value Realized on Exercise is computed using the difference between the closing market price upon the date of exercise and the option price.
[b]	The Value Realized on Vesting is computed using the closing market price upon the date of vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

The following table provides information concerning unexercised options and restricted stock that has not vested for each named executive officer outstanding as of the end of 2011. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).

For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. The market value of stock awards was computed by multiplying the closing market price of the Company's stock at the end of 2011, $27.19, by the number of shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number	Number	Option	Option	Number of		Market Value
	of Securities	of Securities	Exercise	Expiration	Shares or		of Shares or
	Underlying	Underlying	Price	Date	Units of		Units of
	Unexercised	Unexercised	($)		Stock That		Stock That
	Options (#)	Options (#)			Have Not		Have Not
	Exercisable	Unexercisable			Vested (#)		Vested ($)
J. Thomas May					2,942 [a	]	$79,993
J. Thomas May					2,941 [b	]	$79,966
J. Thomas May					3,100 [c	]	$84,289
J. Thomas May					1,900 [d	]	$51,661
J. Thomas May					4,850 [e	]	$131,872
J. Thomas May					2,430 [f	]	$66,072
Robert A. Fehlman	3,000	0	$23.7800	07-25-14
Robert A. Fehlman	940	0	$24.5000	05-22-15
Robert A. Fehlman	1,000	0	$26.1900	05-21-16
Robert A. Fehlman	960	240	$28.4200	05-30-17
Robert A. Fehlman	2,658	1,752	$30.3100	05-29-18
Robert A. Fehlman					140 [g	]	$3,807
Robert A. Fehlman					145 [h	]	$3,943
Robert A. Fehlman					344 [i	]	$9,353
Robert A. Fehlman					501 [j	]	$13,622
Robert A. Fehlman					4,655 [k	]	$126,569
Robert A. Fehlman					2,108 [l	]	$57,317
Robert A. Fehlman					2,500 [m	]	$67,975
David L. Bartlett	1,200	0	$26.2000	03-21-14
David L. Bartlett	3,000	0	$23.7800	07-25-14
David L. Bartlett	1,110	0	$24.5000	05-22-15
David L. Bartlett	10,000	0	$26.1900	05-21-16
David L. Bartlett	1,800	0	$26.1900	05-21-16
David L. Bartlett	1,920	480	$28.4200	05-30-17
David L. Bartlett	3,852	2,568	$30.3100	05-29-18
David L. Bartlett					200 [g	]	$5,438
David L. Bartlett					242 [h	]	$6,580
David L. Bartlett					504 [n	]	$13,704
David L. Bartlett					822 [o	]	$22,350
David L. Bartlett					6,515 [l	]	$177,143
David L. Bartlett					3,432 [p	]	$93,316
David L. Bartlett					3,760 [q	]	$102,234
Marty D. Casteel	2,000	0	$23.7800	07-25-14
Marty D. Casteel	920	0	$24.5000	05-22-15
Marty D. Casteel	1,000	0	$26.1900	05-21-16
Marty D. Casteel	960	240	$28.4200	05-30-17
Marty D. Casteel	2,526	1,684	$30.3100	05-29-18
Marty D. Casteel					140 [g	]	$3,807
Marty D. Casteel					131 [h	]	$3,562
Marty D. Casteel					332 [r	]	$9,027
Marty D. Casteel					501 [j	]	$13,622
Marty D. Casteel					4,655 [k	]	$126,569
Marty D. Casteel					2,108 [l	]	$57,317
Marty D. Casteel					2,500 [m	]	$67,975
Robert C. Dill	2,000	0	$23.7800	07-25-14
Robert C. Dill	890	0	$24.5000	05-22-15
Robert C. Dill	900	0	$26.1900	05-21-16
Robert C. Dill	720	180	$28.4200	05-30-17
Robert C. Dill					60 [g	]	$1,631
Robert C. Dill					324 [s	]	$8,810
Robert C. Dill					273 [t	]	$7,423
Robert C. Dill					1,120 [u	]	$30,453
Robert C. Dill					1,225 [w	]	$33,308

[a]	These restricted shares vest on January 25, 2012.
[b]	These restricted shares vest on January 25, 2013.
[c]	These restricted shares vest on February 22, 2012.
[d]	These restricted shares vest on February 22, 2013.
[e]	These restricted shares vest in two equal annual installments on February 28 in the years 2012-2013.
[f]	These restricted shares vest on February 28, 2014.
[g]	These restricted shares vest on May 31, 2012.
[h]	These restricted shares vest on November 26, 2012.
[i]	These restricted shares vest in annual installments of 172 shares on May 29 in each of the years 2012-2013.
[j]	These restricted shares vest in annual installments of 167 shares on February 23 in each of the years 2012-2014.
[k]	These restricted shares vest on December 31, 2015.
[l]	These restricted shares vest in annual installments of 527 shares on February 22 in each of the years 2012-2015.
[m]	These restricted shares vest in annual installments of 500 shares on February 28 in each of the years 2012-2016.
[n]	These restricted shares vest in annual installments of 252 shares on May 29 in each of the years 2012-2013.
[o]	These restricted shares vest in annual installments of 274 shares on February 23 in each of the years 2012-2014.
[p]	These restricted shares vest in annual installments of 858 shares on February 22 in each of the years 2012-2015.
[q]	These restricted shares vest in annual installments of 752 shares on February 28 in each of the years 2012-2016.
[r]	These restricted shares vest in annual installments of 166 shares on May 29 in each of the years 2012-2013.
[s]	These restricted shares vest in annual installments of 162 shares on May 29 in each of the years 2012-2013.
[t]	These restricted shares vest in annual installments of 91 shares on February 23 in each of the years 2012-2014.
[u]	These restricted shares vest in annual installments of 280 shares on February 22 in each of the years 2012-2015.
[w]	These restricted shares vest in annual installments of 245 shares on February 28 in each of the years 2012-2016.

 2011 PENSION BENEFITS TABLE

The following table provides information with respect to each plan that provides for payments or other benefits at, following or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not). The Company provides supplemental executive retirement plans for J. Thomas May, David L. Bartlett, Robert A. Fehlman and Marty D. Casteel. The Present Value of the Accumulated Benefit reflects the actuarial present value of the named executive officer's accumulated benefit under the plan, computed as of December 31, 2011. In making such calculations, it was assumed that the retirement age will be the normal retirement age as defined in the plan, or if not so defined, the earliest time at which a participant may retire under the plan without any benefit reduction due to age.

May Plan

The plan for J. Thomas May is designed to work with the other retirement plans of the Company, on an aggregated basis with Social Security benefits, to provide a targeted level of benefits for Mr. May, the only participant.  The May Plan requires Mr. May to remain in the employ of the Company until he attains age 65 to be eligible to receive benefits under the plan, provided that in the event of a change in control the benefits are fully vested at age 60. The May Plan provides a benefit upon normal retirement at age 65, or upon death or disability prior to age 65, a monthly sum equal to one twelfth (1/12) of fifty percent (50%) of the final average compensation (the average compensation paid to him by the Company for the most recent five consecutive calendar years), less the accrued monthly benefit to Mr. May under the deferred annuity received upon the termination of the Company's pension plan.  The benefit payments begin on the first day of the seventh month following retirement, death or disability and continue for 120 consecutive months or until his death, whichever shall occur later.  Compensation for purposes of the May Plan includes salary, bonus and short-term incentive compensation programs (EIP), but excludes equity compensation plans (stock options and restricted shares) and long-term incentive compensation programs.

Bartlett Plan

The Company assumed the plan for David L. Bartlett upon its acquisition of Alliance Bancorporation, Inc. in 2004. The Bartlett Plan provides Mr. Bartlett a benefit upon normal retirement at age 65, or upon disability prior to age 65, in the amount of $125,000 per year payable monthly. In the event of Mr. Bartlett's death prior to January 1, 2023, a variable death benefit is payable pursuant to the plan's death benefit schedule. The death benefit ranges from a low of $51,911 for death in 2022 to a high of $854,132 for death in 2013, with a benefit payable of $711,488 for death in 2011. Mr. Bartlett is fully vested in both the retirement and death benefits under the plan.  The benefits under the plan are designed in conjunction with a life insurance policy acquired at the time the plan was established, barring extraordinary circumstances, the earnings of the policy and the proceeds of the policy upon the death of Mr. Bartlett should be sufficient to fully fund the obligations of the Company under the Bartlett Plan.

Fehlman Plan

The plan for Robert A. Fehlman was established in 2010 and is designed to work with the other retirement plans of the Company, on an aggregated basis with Social Security benefits, to provide a targeted level of benefits for Mr. Fehlman, the only participant.  The Fehlman Plan requires Mr. Fehlman to remain in the employ of the Company until he attains age 65 to be eligible to receive benefits under the plan, provided that in the event of a change in control the benefits are fully vested. The Fehlman Plan provides a benefit upon normal retirement at age 65, or upon death or disability prior to age 65, a monthly sum equal to one twelfth (1/12) of thirty percent (30%) of the final average compensation (the average compensation paid to him by the Company for the most recent five consecutive calendar years).  The benefit payments begin on the first day of the seventh month following retirement, death or disability and continue for 180 consecutive months.  Compensation for purposes of the Fehlman Plan includes salary, bonus and short- term incentive compensation programs (EIP), but excludes equity compensation plans (stock options and restricted shares) and long-term incentive compensation programs.

Casteel Plan

The plan for Marty D. Casteel was established in 2010 and is designed to work with the other retirement plans of the Company, on an aggregated basis with Social Security benefits, to provide a targeted level of benefits for Mr. Casteel, the only participant.  The Casteel Plan requires Mr. Casteel to remain in the employ of the Company until he attains age 67 to be eligible to receive benefits under the plan, provided that in the event of a change in control the benefits are fully vested. The Casteel Plan provides a benefit upon normal retirement at age 67, or upon death or disability prior to age 67, a monthly sum equal to $6,250.  The benefit payments begin on the first day of the seventh month following retirement, death or disability and continue for 120 consecutive months.

PENSION BENEFITS

Name	Plan	Number of	Present Value	Payments
	Name	Years Credited	of the Accumulated	During Last
		Service	Benefit	Fiscal Year
		(#)	($)	($)
J. Thomas May	May Plan	[a]	$2,045,119	$ 0
Robert A. Fehlman	Fehlman Plan	[a]	$ 29,044	$ 0
David L. Bartlett	Bartlett Plan	[a]	$ 785,585	$ 0
Marty D. Casteel	Casteel Plan	[a]	$ 90,874	$ 0
Robert C. Dill			$ 0	$ 0

[a]
The benefits under the May Plan, Bartlett Plan, Fehlman Plan or Casteel Plan are not dependent upon the credited years of service.  Except for disability, death or a change in control, continuous service until the normal retirement at age (65) under the Fehlman Plan and age (67) under the Casteel Plan is required. Mr. May and Mr. Bartlett are fully vested in the maximum benefit under the May Plan and Bartlett Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following or in connection with any termination of employment, including by resignation, retirement or a constructive termination of a named executive officer, or a change in control or a change in the named executive officer's responsibilities. However, in accordance with SEC regulations, no amounts to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms or operation in favor of the executive officers and which are available generally to all salaried employees are reported. Also, the following table does not repeat information disclosed above under the pension benefits table, or the outstanding equity awards at fiscal year-end table, except to the extent that the amount payable to the named executive officer would be enhanced by the termination event.

For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations,  the termination is assumed to have taken place on the last business day of the Company's most recently completed fiscal year, and the price per share of the common stock is the closing market price as of that date - $27.19.

Cash Payments.  None of the named executive officers presently has an employment agreement which guarantees him employment for any period of time. Therefore, any post-termination payments of salary or severance to any named executive officer would be provided only under the Company's broad-based severance plan in the event of a reduction in force or other termination by the Company without cause or pursuant to a Change in Control Agreement ("CIC Agreement").

The Company has entered into CIC Agreements with certain executives of the Company and the subsidiary banks, including each of the named executive officers, pursuant to which the Company would pay certain salary benefits. The Company would make such payments only upon a change in control, and if the Company terminates an executive without "Cause" or the executive resigns within six months after a "Trigger Event."  Additionally, in the case of the CIC Agreement for Mr. May, such payments will also be due, if Mr. May, within twelve months after a change in control, requests his payments commence. The Company will pay an amount up to two times (one time in the case of Mr. Dill) the sum of (1) highest annual base salary for the previous twelve months and (2) the greater of the projected target annual incentive to be paid under the Executive Incentive Plan ("EIP") for the current year, or the average EIP bonus paid to the executive over the preceding two years.  The termination compensation is payable within 30 business days following the termination and, at the election of the executive, may be payable in either cash or common stock of the Company. In addition, upon such an event, all outstanding stock options vest immediately and all restrictions on restricted stock lapse.

The CIC Agreements will also provide the executive with continuing coverage under the Company's medical, dental, life insurance and long-term disability plans for three years following the change in control date.  Additionally, if the executive is over 55 years of age, the CIC Agreement allows the executive, at his election, to continue medical, dental and life insurance coverage after the initial three year period, at the executive's cost, if the executive is not then eligible to be covered by a similar program maintained by the current employer of the executive or the executive's spouse.  Finally, the CIC Agreements, in the case of Messrs. May, Fehlman, Bartlett and Casteel, require the Company to make a tax "gross-up" payment in the event any of the foregoing benefits subject the executive to the excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code.  Please also refer to the discussion of the CIC Agreements above at "Compensation Discussion and Analysis."

Accelerated Vesting of Incentives.  The Company has provided and continues to provide equity and non-equity incentives to the named executive officers through the Company's Executive Stock Incentive Plans ("Stock Plans") and the EIP.  Please also refer to the discussion of equity and non-equity incentives above at "Compensation Discussion and Analysis."

Equity Incentives Stock Options.  Unvested stock options vest upon the named executive officer's death or disability or upon a change in control.  Further, unvested stock options vest upon the retirement of a named executive officer after age 65 or after age 62 with ten years of service. Upon any other termination, the executive forfeits his unvested stock options, unless the Board of Directors takes specific action to vest some or all of the unvested options. The value of accelerated options was calculated by multiplying the number of shares times the difference between the closing price of the common stock on the last business day of 2011 and the exercise price of the options. Please refer to the discussions above at "Compensation Discussion and Analysis" for more information about stock options.

Equity Incentives Restricted Stock.  Unvested restricted stock vests upon the named executive officer's death or disability or upon a change in control.  Further, unvested restricted stock vests upon the retirement of a named executive officer after age 65 or after age 62 with ten years of service. Upon any other termination, the executive forfeits his unvested restricted stock, unless the Board of Directors takes specific action to vest some or all of the unvested stock. Accordingly, the table below reflects the accelerated vesting of this stock upon the named executive officer's qualified retirement, death or disability or upon a change in control. An executive forfeits all undistributed shares upon the termination of the executive's employment for all other reasons.

Non-Equity Incentives EIP.  The EIP does not provide for an acceleration of entitlement or a satisfaction of performance measures upon a change in control. Therefore the plan could be terminated or modified following a change in control and the participants would not receive any incentive compensation under the EIP for the year in which the change in control occurred.  For purposes of the disclosure in the table below, SEC regulations require that such change in control be assumed to occur on the last day of the Company's most recently completed fiscal year. That date coincides with the last date of the performance period under EIP for 2011. As a result of such assumption, the Company could make a full payment under the terms of EIP based on the achievement of EIP goals for the year ending December 31, 2011, and such amounts would not be increased or enhanced as the result of the executive's termination or the change in control. Such amounts are reported in the Summary Compensation Table.

Retirement Plans  Fehlman Plan and Casteel Plan.  Upon a change in control, the sole participant under each of the Fehlman Plan and the Casteel Plan, Messrs. Fehlman and Casteel, respectively, will becomes fully vested in the benefits under such plan.  Payment of the benefits would commence on the first day of the seventh calendar month following his termination of services to the Company.  In the absence of a change in control, upon the death or disability of the participant or his retirement at or after age 65 for Mr. Fehlman and age 67 for Mr. Casteel, his benefits under the plan become fully vested and are payable commencing on the first day of the seventh month after such event.  In the event of the termination of the participant's employment under any other conditions prior to his attaining age 65 for Mr. Fehlman and age 67 for Mr. Casteel, all benefits under the plan are forfeited.  For purposes of the disclosure in the table below, SEC regulations require that such change in control be assumed to occur on the last day of the most recently completed fiscal year. As a result of such assumption, each participant would become fully vested in the benefits under his plan.

Retirement Plans May Plan and Bartlett Plan.  Mr. May, the sole participant under the May Plan, and Mr. Bartlett, the sole participant under the Bartlett Plan, are fully vested in the maximum benefit payable under the May Plan and the Bartlett Plan, respectively.  The participant's entitlement to the benefits under the plans is not affected by his death, disability, termination of service or a change in control of the Company.  Payment of the benefits would commence on the first day of the seventh calendar month following his termination of services to the Company.  For purposes of the disclosure in the table below, SEC regulations require that such change in control be assumed to occur on the last day of the most recently completed fiscal year. Since Messrs. May and Bartlett are already fully vested in their benefits under their respective plans, the assumed change in control would not increase or otherwise enhance the benefit payable to either Mr. May or Mr. Bartlett under the plan.

Miscellaneous Benefits.  Under the CIC Agreements, which are discussed above at "Compensation Discussion and Analysis," the Company is obligated to pay certain other benefits. This includes continuation of medical, dental, life and long-term disability insurance coverage for three years from the date of the change in control and certain tax gross-up payments. The conditions to the Company's obligations under the CIC Agreements are discussed above. Except for these benefits payable under the CIC Agreements, the Company has no obligation to continue any other perquisites after a named executive officer's employment terminates.

		Involuntary		Change in Control
Executive Benefits and		Not for Cause		Trigger Event		Death or
Payments upon Termination	Retirement	Termination		Termination		Disability
J. Thomas May
Cash compensation programs	$0	$150,346	[a]	$1,555,868	[a,b]	$0
Accelerated Vesting of Incentives [c]	$493,852	$0		$493,852		$493,852
Retirement Plan [d]	$1,962,247	$1,962,427		$1,962,427		$1,962,427
Other Benefits [e]	$0	$0		$33,191		$0
Robert A. Fehlman
Cash compensation programs	$0	$119,066	[a]	$796,867	[a,b]	$41,667
Accelerated Vesting of Incentives [c]	$282,586	$42,189		$282,586		$282,586
Retirement Plans[f]	$0	$0		$783,398		$783,398
Other Benefits and Tax Gross-Up [g]	$0	$0		$809,587	[h]	$0
David L. Bartlett
Cash compensation programs	$0	$158,112	[a]	$1,070,689	[a,b]	$58,333
Accelerated Vesting of Incentives [c]	$420,765	$59,048		$420,765		$420,765
Retirement Plans [i]	$785,585	$785,585		$785,585		$785,585
Other Benefits and Tax Gross-Up[g]	$0	$0		$558,139	[j]	$0
Marty D. Casteel
Cash compensation programs	$0	$119,066	[a]	$796,867	[a,b]	$41,667
Accelerated Vesting of Incentives [c]	$281,879	$42,189		$281,879		$281,879
Retirement Plans	$0	$0		$565,514		$565,514
Other Benefits and Tax Gross-Up [k]	$0	$0		$670,077	[l]	$0
Robert C. Dill
Cash compensation programs	$0	$56,866	[a]	$263,756	[a,b]	$0
Accelerated Vesting of Incentives [c]	$81,624	$0		$81,624		$81,624
Retirement Plans	$0	$0		$0		$0
Other Benefits [e]	$0	$0		$30,628		$0

[a]	All of the named executive officers are eligible for 16 weeks of salary under the Company's general severance program.

[b]
Under the Change in Control Agreements ("CIC") between certain named executive officers and the Company, upon the occurrence of a change in control, severance cash payments will consist of either one or two times the sum of the following items: (1) the highest annual base salary for the previous twelve months and (2) the greater of the projected target annual incentive to be paid under the EIP for the current year, or the average EIP bonus paid to the executive over the prior two years.

[c]
The payment due the named executive officer due to certain termination triggers, related to the Company's equity compensation plans is made based on the specific terms and conditions associated with each plan.  These amounts are attributable to the vesting of unvested restricted stock, as of December 31, 2011.

[d]
Mr. May is not receiving any enhanced payments regarding the May Plan as a result of the termination trigger. Mr. May was fully vested in the maximum benefit under the plan as of December 31, 2011. The amounts related to the retirement are also disclosed in the Pension Benefits Tables. The value disclosed is the present value of Mr. May's benefit, as of December 31, 2011.

[e]
The named executive officer is not receiving any enhanced payments regarding the Other Benefits as a result of the termination trigger. The amounts shown as Other Benefits include the costs associated with continued participation in the Company's health and welfare benefit plans under applicable CIC Agreements for a period of 36 months.

[f]
Mr. Fehlman's benefit under the Fehlman Plan does not vest until he attains age 65, however he becomes fully vested upon his death, disability or a change in control.  The monthly benefit would commence on the seventh month after his termination of service.  The information related to the Fehlman Plan is also disclosed in the Pension Benefits Table.  The value disclosed is the present value of Mr. Fehlman's benefit, as of December 31, 2011.

[g]
The named executive officer is not receiving any enhanced payments regarding their Other Benefits as a result of the termination trigger. The amounts related to Other Benefits include the costs associated with continued participation in the Company's health and welfare benefit plans for a period of 36 months under the applicable CIC Agreement.  The amount related to the tax gross-up is a reimbursement for certain taxes that would be applicable to the payments and accelerated benefits occurring upon a change in control.

[h]
Upon a change in control, Mr. Fehlman would receive a monthly benefit of $922 for the next 36 months for purposes of continued health and welfare benefits under the CIC and a tax gross-up payment of $779,139.

[i]
Mr. Bartlett is not receiving any enhanced payments regarding the Bartlett Plan as a result of the termination trigger. Mr. Bartlett was fully vested in the maximum benefit under the plan at all times during 2011. The amounts related to the retirement plans are also disclosed in the Pension Benefits Tables. The value disclosed is the present value of Mr. Bartlett's benefit, as of December 31, 2011.

[j]	Upon a change in control, Mr. Bartlett would receive a monthly benefit of $888 for the next 36 months for purposes of continued health and welfare benefits and a tax gross-up payment of $528,008.
[k]
Mr. Casteel's benefit under the Casteel Plan does not vest until he attains age 67, however he becomes fully vested upon his death, disability or a change in control.  The monthly benefit would commence on the seventh month after his termination of service.  The information related to the Casteel Plan is also disclosed in the Pension Benefits Table.  The value disclosed is the present value of Mr. Casteel's benefit, as of December 31, 2011.

[l]	Upon a change in control, Mr. Casteel would receive a monthly benefit of $922 for the next 36 months for purposes of continued health and welfare benefits and a tax gross-up payment of $670,077.

DIRECTOR COMPENSATION

The following table provides information with respect to the compensation of Directors of the Company during 2011, the most recently completed fiscal year.

All Directors received an annual retainer of $12,000, except the lead director, Harry L. Ryburn, who receives an annual retainer of $15,000. All Directors received $750 for each meeting of the Board attended.  In addition, each Director who serves as a committee chairman receives $800 for each committee meeting attended and other Directors receive $600 for each committee meeting attended.  Any director attending a meeting by teleconference, rather than in person, received one half of the ordinary fee.

The Company maintains a voluntary deferred compensation plan in which non-employee directors may defer receipt of any part or all of their respective directors fees, including retainer fees, meeting fees and committee fees.  The director must elect to participate in the plan prior to the calendar year for which the deferral will be applicable.  Upon election a director must elect the form of payment (lump sum or annual installments over two to five years) and the date of payment (attainment of a specified age or cessation of serving as a director of the Company).  The sums deferred under the plan are credited to an account for the director along with earnings on the deferred sum at an interest rate equal to the yield on the ten year U. S. Treasury bond, computed quarterly.

The Company adopted a stock option plan for its outside directors in 2006.  At the 2007 annual meeting, the shareholders approved the modification of the stock option plan to also allow the outright grant of shares of the Company's stock to the Directors under the plan. During 2011, outright grants of 375 shares of the Company's stock were made to each director, except the lead director, who received a grant for 550 shares and the chairman of the Audit & Security Committee, who received a grant for 450 shares and Sharon Gaber who was appointed during 2011, received a grant of 200 shares.  The grants were made on May 23, 2011. These shares are immediately vested.  In accordance with SEC regulations, outright grants of stock are valued in accordance with the terms of the plan and consistent with Accounting Standards Codification Topic 718, Compensation – Stock Compensation, at the closing price of the stock on the last trading date preceding the date of grant. The Company discloses such expense ratably over the vesting period; however, since the stock is fully vested upon grant, all of the expense related to the stock grants is disclosed in the table.

Each Director under the age of 70 is provided coverage under the Company's group term life insurance program. Directors up to age 65 receive a death benefit of $50,000 and directors over 65 but less than 70 years of age receive a death benefit of $25,000. The policy triples the death benefit in the case of accidental death.  In addition, each Director is reimbursed for out of pocket expenses, including travel.  The table below summarizes the compensation the Company paid the Directors during 2011.

DIRECTOR COMPENSATION

Name	Fees Earned or	Stock	All Other	Total
	Paid in Cash	Awards	Compensation	($)
	($)	($) [a]	($) [b]
William E. Clark, II	$29,100	$9,641	$114	$38,855
Steven A. Cossé [c]	$27,175	$9,641	$114	$36,930
Edward Drilling	$25,050	$9,641	$114	$34,805
Sharon Gaber	$17,625	$5,142	$86	$22,853
Eugene Hunt	$29,400	$9,641	$114	$39,155
George A. Makris, Jr. [d]	$33,700	$11,570	$7,441	$52,711
J. Thomas May [e]	$0	$0	$0	$0
W. Scott McGeorge	$28,650	$9,641	$114	$38,405
Harry L. Ryburn [f]	$47,300	$14,141	$0	$61,441
Robert L. Shoptaw	$26,700	$9,641	$114	$36,455

[a]
The computation is based upon the closing market price of $25.71 on the last trading day preceding the grant date (May 23, 2011).  The grant date fair value calculated in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation, are reported in this column. Please refer to footnote 12 to the Company's financial statements for a discussion of the assumptions related to the calculation of such value.

[b]
Amounts in this column reflect life insurance premiums for the directors and in the case of Mr. Makris, earnings on his deferred director's fees under the directors deferred compensation plan in the amounts of $7,327.

[c]	The cash fees paid to Mr. Cossé also include cash director fees paid for his service as a director of Simmons First Bank of El Dorado, in the amount of $5,275.
[d]	For 2011, Mr. Makris elected to participate in the deferred compensation plan and deferred $33,700 into the plan.
[e]
J. Thomas May, the Chief Executive Officer of the Company, does not receive director's fees or otherwise participate in the director compensation programs set forth herein.  His compensation is disclosed in the preceding discussion concerning Executive Compensation.

[f]	The cash fees paid to Dr. Ryburn also include cash director fees paid for his service as a director of Simmons First National Bank, in the amount of $10,000.

AUDIT & SECURITY COMMITTEE

During 2011, the Audit & Security Committee was composed of George A. Makris, Jr. (Chairman), William E. Clark, II, Edward Drilling, Sharon Gaber, Eugene Hunt, W. Scott McGeorge and Harry L. Ryburn.  Each of the listed committee members are independent as defined in Rule 5605 of the NASDAQ listing requirements.  This committee provides assistance to the Board in fulfilling its responsibilities concerning accounting and reporting practices, by regularly reviewing the adequacy of the internal and external auditors, the disclosure of the financial affairs of the Company and its subsidiaries and the control systems of management and internal accounting controls. The Audit & Security Committee has adopted a charter, which is available for review in the Investor Relations portion of the Company's web site: www.simmonsfirst.com.  This committee met 10 times in 2011.

The Board has determined that none of the members of the Audit & Security Committee meet the definition of "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission. The Audit & Security Committee receives directly or has access to extensive information from reviews and examinations by the Company's internal auditor, independent auditor and the bank regulatory agencies having jurisdiction over the Company and its subsidiaries. The Company has not retained an audit committee financial expert to serve on the Board or the Audit & Security Committee because the Board believes that the present members of the committee have sufficient knowledge and experience in financial affairs to effectively perform their duties.

The Company is required to obtain pre-approval by the Audit & Security Committee for all audit and permissible non-audit services obtained from the independent auditors.  All services obtained from the independent auditors during 2011, whether audit services or permitted non-audit services, were pre-approved by the Audit & Security Committee. The Audit & Security Committee has not adopted any additional pre-approval policies and procedures, but consistent with its charter, it may do so in the future.

The Audit & Security Committee issued the following report concerning its activities related to the Company for the previous year:

The Audit & Security Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2011 with management.

The Audit & Security Committee has discussed with BKD, LLP ("BKD"), its independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

The Audit & Security Committee has received the written disclosures and the letter from independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit & Security Committee concerning independence, and has discussed with the independent accountants the independent accountants' independence; and

Based upon the foregoing review and discussions, the Audit & Security Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

In its analysis of the independence of BKD, the Audit & Security Committee considered whether the non-audit related professional services rendered by BKD to the Company were compatible with maintaining the principal accountant's independence.

AUDIT & SECURITY COMMITTEE

George A. Makris, Jr., Chairman	William E. Clark, II	Edward Drilling	Sharon Gaber
Eugene Hunt	W. Scott McGeorge	Harry L. Ryburn

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

The NCCGC and the Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

The Company has designed its executive compensation program to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and enhance shareholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders.

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to approve or disapprove our pay program for named executive officers by voting for or against the resolution set forth below ("say-on-pay" vote). While the vote on the resolution is advisory in nature and will not bind the Company to take any particular action, the NCCGC and the Board of Directors intend to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the Company's compensation program.

"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and narrative discussion is hereby APPROVED."

The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required to adopt (on a non-binding advisory basis) this resolution approving the compensation of the Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3.

PROPOSAL 4 - TO RATIFY SELECTION OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Audit & Security Committee of the Board of Directors selected the accounting firm of BKD, LLP as independent auditors of Simmons First National Corporation and its subsidiaries for the year ending December 31, 2012 and seeks ratification of the selection by the Company's shareholders.

Audit Fees

The aggregate fees billed to the Company for professional services rendered by BKD for the audit of the Company's annual financial statements for the year ended December 31, 2011 and the reviews of the financial statements included  in the Company's Form 10-Q's for 2011 were $448,935. The aggregate fees billed to the Company by BKD for such services in 2010 were $508,002.

Audit Related Fees

The aggregate fees billed to the Company for professional services rendered by BKD for the audit related fees during 2011 were $63,940. The aggregate fees billed to the Company by BKD for such services in 2010 were $65,769.  These services are primarily for the audits of employee benefit plans for which Simmons First Trust Company, N.A. ("SFTC") is a fiduciary and for the audit of the common trust funds maintained by SFTC.

Tax Fees

The aggregate fees billed to the Company for professional services rendered by BKD for tax services and preparation of tax returns during 2011 were $38,640. The aggregate fees billed to the Company by BKD for such services in 2010 were $40,529.

All Other Fees

There were no fees billed to the Company by BKD for services other than those set forth above.

Shareholder ratification of the Audit & Security Committee's selection of BKD as our independent auditors for the year ending December 31, 2012 is not required by our Bylaws or otherwise. Nonetheless, the Board of Directors has elected to submit the selection of BKD to our shareholders for ratification. If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the shares of our common stock represented and entitled to vote at the annual meeting.  If the selection of BKD as our independent auditors for the year ending December 31, 2012 is not ratified, the matter will be referred to the Audit & Security Committee for further review.

Representatives of BKD will be at the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF BKD AS OUR INDEPENDENT AUDITORS FOR 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 and the regulations issued thereunder require directors and certain officers of any company registered under that Act to file statements on SEC Forms 3, 4 & 5 with the Securities and Exchange Commission, showing their beneficial ownership in securities issued by such company.  Based upon a review of such statements by the directors and officers of the Company for the preceding fiscal year, provided to the Company by such persons, the Company has not identified any late filings.

FINANCIAL STATEMENTS

A copy of the annual report of the Company for 2011 on Form 10-K required to be filed with the Securities and Exchange Commission, including audited financial statements, is enclosed herewith.  Such report and financial statements contained therein are not incorporated into this Proxy Statement and are not considered a part of the proxy soliciting materials, since they are not deemed material for the exercise of prudent judgment in regard to the matters to be acted upon at the meeting.

PROPOSALS FOR 2013 ANNUAL MEETING

Shareholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the 2013 Annual Meeting of Shareholders must submit the proposal to the Company no later than November 19, 2012. Shareholders who intend to present a proposal at the 2013 Annual Meeting of Shareholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than January 17, 2013. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Management knows of no other matters to be brought before this annual meeting.  However, if other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Marty D. Casteel

Marty D. Casteel, Secretary
Pine Bluff, Arkansas
March 19, 2012

PROXY BALLOT
SIMMONS FIRST NATIONAL CORPORATION
April 17, 2012

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 17, 2012

The undersigned hereby constitutes and appoints William C. Bridgforth, Robert A. Fehlman and Marty D. Casteel as Proxies, each with the power of substitution, to represent and vote as designated on this proxy ballot all of the shares of common stock of Simmons First National Corporation held of record by the undersigned on February 17, 2012, at the Annual Meeting of Shareholders to be held on April 17, 2012, and any adjournment thereof.  This proxy, when properly executed, will be voted as directed.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS (1), (2), (3) and (4).

(1)	To fix the number of directors at ten (10):

□  FOR                     □ AGAINST                       □   ABSTAIN

(2)	ELECTION OF DIRECTORS (mark only one box):

□  FOR ALL NOMINEES                                   □ WITHHOLD AUTHORITY FOR ALL NOMINEES
□ WITHHOLD AUTHORITY FOR CERTAIN NOMINEES below whose names have been lined through:

William E. Clark, II                       Steven A. Cossé                                   Edward Drilling                             Sharon Gaber
Eugene Hunt                                George A. Makris, Jr.                           J. Thomas May                             Scott McGeorge
Harry L. Ryburn                           Robert L. Shoptaw

(3)	To consider adoption of the following non-binding resolution approving the compensation of the named executive officers of the Company:

"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and narrative discussion is hereby APPROVED."

□    FOR                   □  AGAINST                      □   ABSTAIN

(4)	To ratify the Audit & Security Committee's selection of the accounting firm of BKD, LLP as independent auditors of the Company and its subsidiaries for the year ending December 31, 2012:

□  FOR                     □ AGAINST                       □   ABSTAIN

(5)	Upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The undersigned acknowledges receipt of this ballot, Notice of Annual Meeting, Proxy Statement and Annual Report.

 _________________________________________________     _______________
 Signature(s) of Shareholder(s)                                                                                                Date

 _________________________________________________     _______________
 Signature(s) of Shareholder(s)                                                                                                Date

IMPORTANT:  Please date and sign this proxy ballot exactly as the ownership appears below.  If held in joint ownership, all owners must sign this ballot.  Please return promptly in the envelope provided.